EXHIBIT 10.1
MEMBERSHIP INTEREST
PURCHASE AND SALE AGREEMENT
by and among
the various parties listed herein
as “Sellers,”
Chief Midstream Holdings LLC
as the “Company,”
Chief Holdings LLC
as “Chief Holdings,”
Chief Resources LLC
as “Sellers’ Representative,”
and
Crosstex Energy Services, L.P.
as “Buyer”
Dated May 1, 2006

-i-

-ii-

-iii-

SCHEDULES TO AGREEMENT
Schedule 1 — List of Sellers
Company Disclosure Schedules:
a. 3.1 — Seller’s Interest
b. 4.6 — Non-contravention
c. 4.7 — Approvals
d. 4.8 — Subsidiaries
e. 4.9— Financial Statements
f. 4.11— Pending Litigation
g. 4.13 — Taxes
h. 4.14 — Company Contracts
i. 4.19 — Pipeline Gas Imbalances
j. 4.20 — Environmental Matters
k. 4.21 — Insurance
l. 4.22(a) — Employee Related Matters
m. 4.22(b) — Employee Related Matters (Severance Obligations)
n. 4.22(d) — Employee Related Matters (Plans)
o. 7.2(a) — Capital Improvements and Expenditures
p. 8.15 — Excluded Assets
EXHIBITS TO AGREEMENT
Exhibit 8.6 — Form of Release
Exhibit 9.1(c) — Allocated Values
Exhibit 9.1(d) — Calculation of Working Interest and Net Revenue Interest in Horizontal Wells
Exhibit 10.1(h) — Transition Services Agreement
Exhibit 10.2(f) — Form of Membership Assignment by Sellers
Exhibit 10.2(n) — Form of Non-Compete Agreements
Exhibit 14.1 — Gas Contracts

-iv-

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT
     THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT dated as of May 1, 2006, is made by and among the Persons listed in Schedule I attached hereto (individually called a “Seller” and collectively called “Sellers”), Chief Midstream Holdings LLC, a Texas limited liability company (the “Company” or “Chief Midstream Holdings”), Chief Holdings LLC, a Texas limited liability company (“Chief Holdings”), Chief Resources LLC, a Texas limited liability company (“Sellers’ Representative”), and Crosstex Energy Services, L.P., a Delaware limited partnership (“Buyer”).
RECITALS:
     (A) Chief Holdings desires to execute this Agreement for the purposes of making certain representations and warranties regarding the Subsidiaries and certain covenants and agreements regarding the Midstream Reorganization.
     (B) Sellers are the owners of all of the membership interests of the Company (the “Interests”).
     (C) Sellers desire to sell the Interests to Buyer, and Buyer desires to purchase the Interests from Sellers, on the terms and conditions set forth herein.
     (D) The Company desires to join in the execution of this Agreement for the purpose of evidencing its consent to the consummation of the foregoing transaction and for the purpose of making certain representations and warranties to, and covenants and agreements with, Buyer.
AGREEMENT:
     NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, Sellers, the Company, Sellers’ Representative and Buyer do hereby agree as follows:
ARTICLE I
TERMS OF THE TRANSACTION
     Section 1.1. Agreement to Purchase and Sell Interests. Sellers agree to sell and Buyer agrees to purchase, for the consideration hereinafter set forth and subject to the terms and provisions herein, the Interests.
     Section 1.2. Purchase Price. In consideration of the sale of the Interests to Buyer, Buyer shall pay to Sellers an aggregate cash purchase price of $480,000,000 (the “Purchase Price”). The Purchase Price as adjusted pursuant to Section 1.3 is herein called the “Adjusted Purchase Price”.
     Section 1.3. Potential Adjustments to the Purchase Price.
     (a) The Purchase Price shall be increased by the amount, if any, of revenues received by the Company (and, prior to the Midstream Reorganization, Chief Holdings) and the

Subsidiaries on or after January 1, 2006 attributable to the Excluded Assets and which are not reflected in the 2005 Financial Statements.
     (b) The Purchase Price shall be decreased by the amounts listed below in this Section 1.3(b):
     (i) an amount, if any, of expenses (other than general and administrative expenses), including capital expenditures, paid or incurred by Chief Holdings, the Company and the Subsidiaries on or after January 1, 2006 attributable to the Excluded Assets and which are not reflected in the 2005 Financial Statements, and an amount equal to $10,000 per month for each calendar month since December 31, 2005 and a prorated portion of such amount for the portion of any partial calendar month;
     (ii) the amount, if any, of the decrease to the Purchase Price as provided in Section 9.2; and
     (iii) the amount of the Subsidiaries’ negative working capital as of December 31, 2005, if any, as determined in accordance with GAAP.
     (c) No later than 5 Business Days prior to the Closing Date, the Company shall prepare and submit to Buyer a statement setting forth, in reasonable detail, the Company’s computation of the adjustments to the Purchase Price described in Section 1.3(a) and Section 1.3(b), as applicable. The Company shall furnish to Buyer, together with such computation, copies of back-up and other supporting information that reasonably supports such computation. If Buyer disputes the Company’s computation, it shall notify the Company within 2 Business Days of receipt of the Company’s statement and shall set forth, in reasonable detail, the reasons for such objections and Buyer’s computation of the above referenced adjustments to the Purchase Price. If Buyer fails to give notice of objection within such 2 Business Day period, then the Company, Sellers and Buyer shall be deemed to have accepted the Company’s statement. If Buyer does timely dispute the Company’s computation, Buyer and the Company shall endeavor in good faith to resolve any disputed matters prior to Closing. If Buyer and the Company are unable to so resolve any disputed matters prior to Closing, (i) at Closing, the Adjusted Purchase Price at Closing shall be based on the Company’s computation, (ii) the dispute resolution provisions of Section 13.1 shall be available post-Closing, and (iii) any disputed amounts shall be immediately placed in escrow in accordance with the terms of a mutually acceptable escrow agreement.
     (d) After the Closing (but in any event within 90 days of the Closing Date), Sellers’ Representative and Buyer shall meet at a mutually agreeable time to review the calculation of the Adjusted Purchase Price made at Closing and determine in good faith whether any additional revisions to such amount are necessary. If, based on such review, Sellers’ Representative and Buyer determine that the Adjusted Purchase Price was inaccurate (the amount, as so redetermined under this Section 1.3(d), being called the “Post-Closing Adjusted Purchase Price”) as reflected in a statement to be prepared by Sellers’ Representative (“Final Settlement Statement”) then, within three Business Days after such determination (i) Buyer shall tender to Sellers cash equal to the aggregate positive excess of the Post-Closing Adjusted Purchase Price over the Adjusted Purchase Price or (ii) each Seller shall, in proportion to such Seller’s pro rata share of the Adjusted Purchase Price received by it or him, tender to Buyer cash equal to the aggregate positive excess of the Adjusted Purchase Price over the Post-Closing Adjusted Purchase Price. If Buyer and Sellers’ Representative are unable to resolve any dispute regarding any determination of the Post-Closing Adjusted Purchase Price, the dispute resolution provisions of Section 13.1 shall apply. The obligation of each Seller under this Section 1.3 shall be several in nature (and not joint or joint and several) and shall be based on such Seller’s pro rata share of the Adjusted Purchase Price received by it or him.
     Section 1.4. Payment of the Adjusted Purchase Price. The Adjusted Purchase Price shall be paid to Sellers as follows:
     (a) At the Closing, Buyer shall pay to Sellers’ Representative, on behalf of Sellers, the Adjusted Purchase Price, less $18,250,000 (the “Escrow Deposit”) in immediately available funds by confirmed wire transfer to a bank account or accounts designated by Sellers’ Representative.
     (b) At the Closing, Buyer shall deposit the Escrow Deposit with the Escrow Agent in accordance with Section 12.10 by wire transfer of immediately available funds to an account designated by the Escrow Agent.
     Section 1.5. Midstream Reorganization. Prior to the date hereof, Sellers have formed Chief Midstream Holdings and prior to the Closing (i) Chief Holdings will assign all of the membership and partnership interests in the Subsidiaries to Sellers, and (iii) Sellers will contribute all of such membership and partnership interests in the Subsidiaries to Chief Midstream Holdings (the “Midstream Reorganization”).
ARTICLE II
CLOSING
     The closing of the transactions contemplated hereby (the “Closing”) shall take place (i) at the offices of Thompson & Knight LLP, Dallas, Texas, at 10:00 a.m. (local Dallas, Texas time) on June 29, 2006, provided, that Chief Midstream Holdings may extend this date up to August 31, 2006 upon written notice to Buyer to the extent necessary to comply with Section 8.19, or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the “Closing Date.” All Closing transactions shall be deemed to have occurred simultaneously.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS AND SELLERS’ REPRESENTATIVE
     Each Seller and Sellers’ Representative severally represents to Buyer that as of the date hereof and as of the Closing, only with respect to itself and not regarding any other Seller or (as to any Seller) Sellers’ Representative, to Buyer:
     Section 3.1. Title to Interests. Such Seller is the record and beneficial owner of, and upon consummation of the transactions contemplated hereby Buyer will acquire good, valid, and marketable title to, Seller’s Interest (which interest is described in Section 3.1 of the Company Disclosure Schedule), free and clear of all Liens, other than (i) those that may arise by virtue of any actions taken by or on behalf of Buyer or its affiliates, (ii) restrictions on transfer that may be imposed by federal or state securities laws, (iii) restrictions on transfer that are cancelled as of the Closing or (iv) Liens to be released at Closing.
     Section 3.2. Organization and Standing. If such party is not a natural person, then such party is duly organized, validly existing and, if applicable, in good standing under the laws of the state or other jurisdiction of its formation.
     Section 3.3. Authority. Such party has all requisite power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such party and constitutes, and each other agreement, instrument, or document executed or to be executed by such party in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by such party and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such party, enforceable against such party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).
     Section 3.4. Non-Contravention. Neither the execution, delivery, and performance by such party of this Agreement and each other agreement, instrument, or document executed or to be executed by such party in connection with the transactions contemplated hereby to which such party is a party nor the consummation by such party of the transactions contemplated hereby and thereby (i) do or will conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any contract, agreement, or other instrument or obligation to which such party is a party or by which such party or any of such party’s properties may be bound, or (ii) violate any Applicable Law binding upon such party.
     Section 3.5. Approvals. Except in connection with the HSR Act or as provided in Section 8.19, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by such party in connection with the execution, delivery, or performance by such party of this Agreement, each other agreement, instrument, or document executed or to be executed by such party in connection with the transactions contemplated hereby to which such party is a party or the consummation by such party of the transactions contemplated hereby and thereby.
     Section 3.6. Pending Litigation. There are no Proceedings pending or, to such party’s Knowledge, threatened, in which such party is or may be a party affecting the execution and delivery of this Agreement by such party or the consummation of the transactions contemplated hereby by such party.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as provided in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer that as of the date hereof and as of the Closing (provided, however, that for purposes of this Article IV, until the completion of the Midstream Reorganization, references to the Company shall also include Chief Holdings):
     Section 4.1. Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite limited liability company power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. No Proceedings to dissolve the Company are pending or, to the Knowledge of the Company, threatened.
     Section 4.2. Governing Documents. The Company has made available to Buyer accurate and complete copies of (i) the Governing Documents of the Company and each of the Subsidiaries, as amended through the date hereof, and (ii) the minutes of all meetings of the respective board of managers (or other similar governing body) of the Company and the Subsidiaries, any committees of such boards or other bodies, and the members, shareholders or other equity holders of the Company and the Subsidiaries (and all consents in lieu of such meetings). Such Governing Documents, minutes, and consents accurately reflect the equity ownership of the Company and the Subsidiaries and all actions taken by the board of managers, other governing body, committees, and equity owners.
     Section 4.3. Capital Structure. No membership interests or other equity of the Company are subject to, nor have any been issued in violation of, preemptive or similar rights. Except for the Interests and the rights created by this Agreement or in connection with the Credit Facilities or the VPP, there are outstanding or in existence (i) no membership interests or other equity or debt securities of the Company, (ii) no securities of the Company convertible into or exchangeable for membership interests or other voting securities of the Company, (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue or sell, any membership interests or other voting securities of the Company or any securities of the Company convertible into or exchangeable for such membership interests or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company. Except as reflected in the Financial Statements, there are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests, or rights.
     Section 4.4. Power and Authority. The Company has all requisite limited liability company power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company has all requisite limited liability company power and authority to conduct its business generally in the manner that it is currently being conducted. The execution, delivery, and performance by the Company of this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of the Company.
     Section 4.5. Valid and Binding Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by the Company, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).
     Section 4.6. Non-Contravention. Except as set forth in Section 4.6 of the Company Disclosure Schedule or as customarily obtained following Closing, neither the execution, delivery, and performance by the Company or Sellers of this Agreement and each other agreement, instrument, or document executed or to be executed by the Company or any Seller in connection with the transactions contemplated hereby to which any of them is a party nor the consummation by any of them of the transactions contemplated hereby and thereby do and will (i) conflict with or result in a violation of any provision of the Company’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a material default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any contract, agreement, or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary or any of the Company’s or any Subsidiary’s Midstream Assets may be bound, (iii) result in the creation or imposition of any Lien on any of the Midstream Assets, or (iv) result in a material violation of any Applicable Law binding upon the Company or any of the Subsidiaries.
     Section 4.7. Approvals. Except as set forth in Section 4.7 of the Company Disclosure Schedule or as customarily obtained following Closing, no material consent, waiver, notice, preferential right to purchase waiver, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by the Company or any Subsidiary in connection with the execution, delivery, or performance by the Company of this Agreement, each other agreement, instrument, or document executed or to be executed by the Company or any Subsidiary in connection with the transactions contemplated hereby to which they are a party or the consummation by them of the transactions contemplated hereby and thereby.
     Section 4.8. Subsidiaries.
     (a) Other than any Excluded Assets, the Company does not own, directly or indirectly, any capital stock of, or other equity interest in, any corporation or have any direct or indirect equity or ownership interest in any other Person, other than, from and after the date of the Midstream Reorganization, the Subsidiaries, but excluding the Upstream Subsidiaries.

Section 4.8 of the Company Disclosure Schedule lists each Subsidiary, the jurisdiction of formation of each Subsidiary, and the outstanding equity interests of each Subsidiary. Each Subsidiary is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation. Each Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each of the jurisdictions in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Each Subsidiary has all requisite power and authority to carry on its business as now being conducted. No Proceedings to dissolve any Subsidiary are pending, or to the Knowledge of the Company, threatened.
     (b) All the outstanding equity interests of each Subsidiary are, as of the date hereof, owned directly or indirectly by Chief Holdings and from and after the Midstream Reorganization will be owned directly or indirectly by the Company, free and clear of all Liens. No equity interests of any Subsidiary are subject to, nor have any been issued in violation of, preemptive or similar rights.
     (c) Except as set forth in Section 4.8 of the Company Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of any Subsidiary, (ii) no securities of Chief Midstream Holdings or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of Chief Midstream Holdings or any Subsidiary, (iii) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of Chief Midstream Holdings or any Subsidiary to issue or sell, any shares of capital stock or other voting securities of Chief Midstream Holdings or any Subsidiary or any securities convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to Chief Midstream Holdings or any Subsidiary. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests, or rights.
     Section 4.9. Financial Statements.
     (a) Section 4.9 of the Company Disclosure Schedule sets forth accurate and complete copies of (i) Chief Holdings’ audited consolidated balance sheet as of December 31, 2005 and the related audited statements of income, members’ equity and cash flows for the year then ended, and the notes and schedules thereto, together with the unqualified report thereon of KBA Group LLP, independent certified public accountants (the “2005 Financial Statements”), (ii) Chief Holdings’ unaudited consolidated balance sheet as of March 31, 2006 and the related statements of income, members’ equity and cash flows for the period then ended (the “Interim Financial Statements,” and together with the 2005 Financial Statements, the “Financial Statements”). The Financial Statements (x) have been prepared from the books and records of the Company and its consolidated Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods involved, and (y) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows for the periods indicated; provided that, in the case of the Interim Financial Statements, such Interim Financial Statements are subject to normal recurring year-end adjustments and do not include footnotes.

     (b) Section 4.9 of the Company Disclosure Schedule also sets forth accurate and complete copies of (i) the unaudited combined balance sheet of the Subsidiaries as of December 31, 2005 and the related unaudited statements of income, members’ equity and cash flows for the year then ended (the “Midstream 2005 Financial Statements”) and (ii) the unaudited combined balance sheet of the Subsidiaries as of March 31, 2006 and the related unaudited statements of income, members’ equity and cash flows for the period then ended (the “Midstream Interim Financial Statements,” together with the Midstream 2005 Financial Statements, the “Midstream Financial Statements”). The Midstream Financial Statements (x) have been prepared from the books and records of the Subsidiaries, and (y) fairly present in all material respects the financial position of the Subsidiaries as of the respective dates thereof and the results of operations and cash flows for the periods indicated; provided that the Midstream Financial Statements are subject to normal recurring year-end adjustments and do not include footnotes.
     Section 4.10. Undisclosed Liabilities. Except (i) as and to the extent set forth in the 2005 Midstream Financial Statements, (ii) for liabilities described or contemplated in the notes accompanying the Financial Statements, (iii) for matters of the type not disclosed in the Financial Statements but which are disclosed or contemplated elsewhere in this Agreement or in the Company Disclosure Schedule, (iv) for material liabilities arising since December 31, 2005 in the ordinary course of business consistent with past practice, (v) for liabilities arising under executory contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract), and (vi) for other liabilities, which in the aggregate are not material, neither the Company nor any Subsidiary has any liabilities or obligations, whether accrued, absolute, secured, unsecured, contingent or otherwise, that are or would be required by GAAP and consistent with historical practices with respect to the Midstream Assets to be reflected in the 2005 Financial Statements.
     Section 4.11. Pending Litigation. Except as set forth in Section 4.11 of the Company Disclosure Schedule, there are no material Proceedings pending or, to the Company’s Knowledge, threatened, against or affecting, the Company, any Subsidiary or any of the Midstream Assets. There are no Proceedings pending or, to the Company’s Knowledge, threatened, in which the Company is or may be a party affecting the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company.
     Section 4.12. Compliance with Laws.
     (a) The Company and the Subsidiaries are in material compliance with all Applicable Laws. Neither the Company nor any Subsidiary has received any notice from any Governmental Entity or any other Person that either the Company or such Subsidiary is in material violation of, or has materially violated, any Applicable Laws. The Company and each Subsidiary has in effect all material federal, state and local governmental Permits reasonably necessary for it to own, lease or operate the Midstream Assets and to carry on its business as now conducted, and there has occurred no material default under any such Permit. Neither the execution and delivery of this Agreement by Sellers or the Company nor the consummation by Sellers or the Company of the transactions contemplated hereby will result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to a right of termination or cancellation) of any material Permit. Notwithstanding the foregoing, this

Section 4.12 does not relate to Taxes or environmental matters, which are the subject of Section 4.13 and Section 4.20, respectively.
     (b) The Permits grant all material licenses and permits of Governmental Entities that are necessary to own, operate and maintain the Properties as presently being owned, operated and maintained, and the Permits are in full force and effect (and are transferable to Buyer).
     Section 4.13. Taxes. Except as disclosed in Section 4.13 of the Company Disclosure Schedule:
     (a) the Company and each Subsidiary has duly filed all federal, state, local, and foreign Tax Returns required to be filed by or with respect to it or its operations with the IRS or other applicable Taxing authority, and all such Tax Returns were correct and complete in all material respects. No extensions with respect to such Tax Returns have been requested or granted;
     (b) the Company and each Subsidiary has paid, or adequately reserved against in the Financial Statements, all Taxes due, or claimed by any Taxing authority to be due, from or with respect to it (whether or not shown on any Tax Return), except Taxes that are being contested in good faith by appropriate legal Proceedings and for which adequate reserves have been set aside as disclosed in Section 4.13 of the Company Disclosure Schedule;
     (c) to the Company’s Knowledge, there has been no issue raised or adjustment proposed (and none is pending) by the IRS or any other Taxing authority in connection with any Tax Returns of the Company or any Subsidiary;
     (d) the Company and each Subsidiary has made all deposits required with respect to Taxes;
     (e) no waiver or extension of any statute of limitations as to any federal, state, local, or foreign Tax matter has been given by or requested from the Company or any Subsidiary;
     (f) neither the Company nor any Subsidiary has been a corporation or has elected to be treated as a corporation for tax purposes;
     (g) neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Company nor any Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income tax return or (B) has any liability for Taxes of any Person (other than the Company or the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of State or local law) as a transferee or successor, by contract, or otherwise;
     (h) except with respect to the VPP, neither the Company nor any Subsidiary will be required to include any item of income for any taxable period ending after the Closing Date as a result of any prepaid amount received on or prior to the Closing Date; and
     (i) none of Sellers is a “foreign person” within the meaning of Section 1445 of the Code.

     For purposes of this Section, a Tax is due (and must therefore either be paid or adequately reserved against in the Financial Statements) only on the last date payment of such Tax can be made without interest or penalties, whether such payment is due in respect of estimated Taxes, withholding Taxes, required Tax credits, or any other Tax.
     Section 4.14. Contracts.
     (a) Section 4.14 of the Company Disclosure Schedule sets forth a complete and accurate list of all agreements material to Chief Midstream Holdings’ or any Subsidiary’s business or their ownership or operation of the Midstream Assets to which Chief Midstream Holdings or any Subsidiary is a party or bound or by which any of their properties or assets are subject, as of the date of this Agreement (and true and correct copies have been provided to Buyer), including (with each of the following listed agreements being considered material): (i) any contract covering compensation and employment or service of any officer, employee or consultant or relating to any loan from Chief Midstream Holdings or any Subsidiary to an officer, director or Affiliate; (ii) any indenture, mortgage, loan, credit or similar contract under which Chief Midstream Holdings or any Subsidiary has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, sold and leased back assets or guaranteed indebtedness for others (including Hedge or other similar contracts); (iii) any guarantee by Chief Midstream Holdings or any Subsidiary of any obligation of another or any Hedge; (iv) any agreement under which Chief Midstream Holdings or any Subsidiary has granted any individual or entity any registration rights (including demand and piggyback registration rights); (v) any agreement respecting any partnership, joint venture, or, with respect to the Interests or any equity interests in any Subsidiary, any option, put or call, or right of first refusal; (vi) any agreement involving payments by or to Chief Midstream Holdings or a Subsidiary in excess of $250,000 in any 12 month period; (vii) the Governing Documents of Chief Midstream Holdings and each Subsidiary; (viii) any non-competition agreements or other agreements or obligations which purport to limit in any respect the manner in which, or the localities in which, the business of Chief Midstream Holdings or any Subsidiary is conducted; (ix) any contract with a Seller or any Affiliate of a Seller which will survive the Closing; (x) any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay or any other employee right or benefit; (xi) the Gas Contracts; and (xii) any agreement of indemnification, surety or guarantee outside the ordinary course of business (collectively the “Company Contracts”).
     (b) All Company Contracts, Permits and Easements comprising part of the Midstream Assets (the Company Contracts, Gas Contracts, Permits and Easements being herein called “Basic Documents”) are valid and binding, in full force and effect, and, to the Company’s Knowledge, enforceable against the parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). No event has occurred, which after notice or lapse of time, or both, would constitute a material default by the Company (or Subsidiary if applicable) under any Basic Document), or to the Company’s Knowledge, any other party to any Basic Documents.
     Section 4.15. Gas Regulatory Matters. The only pipelines and related facilities owned by the Company or the Subsidiaries are production, gathering and transmission pipelines used in connection with oil and gas properties owned by the Company, Affiliates of the Company or third party producers under one or more of the Gas Contracts. None of the Company or the Subsidiaries is a “natural-gas company” under the Natural Gas Act of 1938 (“NGA”), and the Pipeline has never been used in a manner that would require certification, under the NGA or subject the Pipeline to the jurisdiction of the Federal Energy Regulatory Commission. Eagle Mountain Pipeline Company, L.P. is a gas utility under Section 121.001 and Section 101.003(7) of the Texas Utilities Code. Neither the Company nor any Subsidiary provides transportation or storage services pursuant to Section 311(a) of the Natural Gas Policy Act of 1978 (“NGPA”).
     Section 4.16. Intentionally Omitted.
     Section 4.17. Gas Contracts. None of the Gas Contracts obligates the Company or any Subsidiary to take or pay for any oil, gas or other minerals.
     Section 4.18. Pipeline and Plant. To the Company’s Knowledge, (i) the Pipeline and the Plant have been owned, constructed, maintained and operated in a good and workmanlike manner in accordance with customary practices in the oil and gas industry and all Applicable Laws and Environmental Laws, and have been in continuous operation since they were placed into service, except for temporary cessations for the performance of maintenance, repair, replacement, modification, improvement or expansion, and (ii) the existing condition of the Pipeline and the Plant make each suitable, in accordance with customary practices in the oil and gas industry and all Applicable Laws and Environmental Laws, for use for purposes that it is currently being used.
     Section 4.19. Gas Imbalances. Except for the gas imbalances reflected on Section 4.19 of the Company Disclosure Schedule and for normal and customary gathering, transportation or processing imbalances occurring after the date hereof, there do not exist any gas imbalances (a) under any Gas Contracts with third parties providing for the gathering, transportation or processing of gas owned or controlled by such third parties and (b) for which Chief Midstream Holdings or any Subsidiary has received a quantity of gas prior to the date of this Agreement for which Chief Midstream Holdings or any Subsidiary will have a duty to deliver an equivalent quantity of gas after the Closing.
     Section 4.20. Environmental Matters. Except as set forth in Section 4.20 of the Company Disclosure Schedule:
     (a) The Company and the Subsidiaries are in material compliance with all applicable Environmental Laws. Neither the Company nor any Subsidiary has received any order, notice or other communication from any Governmental Entity or Person that either the Company or such Subsidiary is in material violation of, or has materially violated, any applicable Environmental Law. The Company and each Subsidiary has in effect all material federal, state and local governmental environmental Permits reasonably necessary for it to construct, own, lease or operate the Properties and to carry on its business as now conducted, and there has occurred no material default under any such Permit.
     (b) The Permits grant all material licenses and permits of Governmental Entities that are necessary to own, operate and maintain the Midstream Assets as presently being owned, operated and maintained, and the Permits are in full force and effect (and are transferable to

Buyer). Neither the execution and delivery of this Agreement by Sellers or the Company nor the consummation by Sellers or the Company of the transactions contemplated hereby will result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to a right of termination or cancellation) of any material environmental Permit.
     (c) For purposes of this Section 4.20, “Environmental Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law and consisting of or relating to:
     (i) any environmental conditions or pollution (including on-site or off-site contamination and regulation of chemical substances or products);
     (ii) fines, penalties, judgments, awards, settlements, legal fees, or administrative Proceedings, damages, losses, claims, demands and response action, investigative, remedial, or inspection costs and expenses arising under Environmental Law; or
     (iii) any other compliance, corrective, investigative or remedial measures required under Environmental Law.
     (d) The terms “remedial,” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).
     Section 4.21. Insurance. Section 4.21 of the Company Disclosure Schedule is a list of all policies of insurance owned or held by Affiliates of the Company or any Subsidiary. To the Company’s Knowledge, such policies are in full force and effect, satisfy in all respects all material requirements of Applicable Laws and any agreements to which Affiliates of the Company or any Subsidiary are a party, and provide insurance coverage which is generally customary for entities of similar size engaged in the Company’s line of business.
     Section 4.22. Employee Related Matters.
     (a) Section 4.22(a) of the Company Disclosure Schedule sets forth a list of: (i) all managers, directors and officers of Chief Midstream Holdings and each Subsidiary; (ii) the name and dates of employment by Affiliates of the Company or a Subsidiary of each employee (and who will be transferred to Sellers’ Representative pursuant to Section 8.7), agent and consultant of the Company and the Subsidiaries as of the date hereof whose annual rate of compensation in the current fiscal year will equal or exceed $100,000 and (iii) each employee of Affiliates of the Company or a Subsidiary who devotes substantial attention to the operation of the Midstream Assets.
     (b) Except as described in Section 4.22(b) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the incurring of any severance pay obligations to any person employed by the Company or any Subsidiary.
     (c) There are no collective bargaining agreements or other similar agreements, arrangements or understandings, written or oral, with employees as a group to or by which the

Company or any Subsidiary is a party or is bound. No employees of the Company are represented by any labor organization, collective bargaining representative, or group of employees.
     (d) Except as listed in Section 4.22(d) of the Company Disclosure Schedule, neither Chief Midstream Holdings nor any Subsidiary has and maintains any pension, profit sharing, deferred compensation, incentive compensation or other similar plan, program or arrangement for the benefit of any former or current employees of the Company or any Subsidiary.
     Section 4.23. Brokers. Except for the amounts due Petrie Parkman & Co., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
     Section 4.24. Regulatory Filings. All material filings and notices related to the Midstream Assets or the ownership, use or operation thereof, required to be made with all applicable state and federal agencies (the “Regulatory Agencies”), including the Texas Railroad Commission and the Federal Energy Regulatory Commission, have been made. Chief Holdings has delivered to the Buyer true and complete copies of any currently effective reports, tariffs and rate schedules relating to the Midstream Assets filed with the Regulatory Agencies, and such reports, tariffs and rate schedules are true and correct now and at Closing in all material respects and were prepared in substantial conformity with applicable regulations and were filed in the appropriate offices.
     Section 4.25. Intellectual Property. To the Company’s Knowledge, the Company and the Subsidiaries either own or have (or at Closing will have) valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, engineering data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration, production, transportation, gathering, processing, treating, conditioning and sale of Hydrocarbons.
     Section 4.26. Properties.
     (a) The Company has not received any written notice of any adverse claim to the title to any material asset included within the Midstream Assets or with respect to any lease under which any material asset included within the Midstream Assets are held by it, and to Sellers’ Knowledge, there are no existing facts or circumstances that could give rise to such claims. As of the date of this Agreement, there has been no actual or, to Sellers’ Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Midstream Assets by reason of condemnation or, to Sellers’ Knowledge, the threat of condemnation.
     (b) The Midstream Assets constitute all of the material assets, rights and properties, tangible or intangible, real or personal, which are used in connection with the operation of the business of Chief Midstream Holdings and the Subsidiaries consistent with past practice and as currently operated. Except as specified in Section 4.26 of the Company Disclosure Schedule, there are no consents or preferential or similar restrictions or rights to purchase the Interests.

ARTICLE V
DISCLAIMER
     EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS WILL CONVEY TO BUYER THE INTERESTS WITHOUT ANY EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND FROM ANY OF THE SELLERS, THE COMPANY, CHIEF HOLDINGS, SELLERS’ REPRESENTATIVE OR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING WARRANTIES OR REPRESENTATIONS RELATING TO (I) THE COMPANY, CHIEF HOLDINGS, SELLERS’ REPRESENTATIVE OR ANY SUBSIDIARY, (II) TITLE OF THE COMPANY, CHIEF HOLDINGS OR ANY SUBSIDIARY IN AND TO THE MIDSTREAM ASSETS, (III) THE CONDITION OF THE MIDSTREAM ASSETS, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE MIDSTREAM ASSETS, (V) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE MIDSTREAM ASSETS FOR A PARTICULAR PURPOSE, (VI) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VII) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR (VIII) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN PURCHASING THE INTERESTS BUYER ACCEPTS THE MIDSTREAM ASSETS “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, NONE OF THE SELLERS NOR SELLERS’ REPRESENTATIVE NOR CHIEF HOLDINGS NOR THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY AS TO (A) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE MIDSTREAM ASSETS OR (B) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE COMPANY OR THE MIDSTREAM ASSETS. BUYER ACKNOWLEDGES AND AGREES TO THE FOREGOING AND THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS.”
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents to Sellers and the Company as of the date hereof and as of the Closing that:
     Section 6.1. Organization. Buyer is a limited partnership validly existing and in good standing under the laws of the State of Delaware and has requisite power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     Section 6.2. Power and Authority. Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Buyer.
     Section 6.3. Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).
     Section 6.4. Non-Contravention. Neither the execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (i) conflict with or result in a violation of any provision of Buyer’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of Buyer’s properties may be bound, or (iii) violate any Applicable Law binding upon Buyer.
     Section 6.5. Approvals. Except in connection with the HSR Act, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement, each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.
     Section 6.6. Proceedings. There are no Proceedings pending or, to Buyer’s Knowledge, threatened, in which Buyer is or may be a party affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

     Section 6.7. Financing. Buyer has access to, and at the Closing will have, such funds as are necessary for the consummation by it of the transactions contemplated hereby.
     Section 6.8. Investment Experience. Buyer acknowledges that it can bear the economic risk of its investment in the Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests.
     Section 6.9. Restricted Securities. Buyer understands that the Interests will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Interests will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
     Section 6.10. Accredited Investor; Investment Intent. Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.
     Section 6.11. Independent Evaluation. Buyer is an experienced and knowledgeable investor in the oil and gas business and the business of owning and operating midstream natural gas assets. Buyer has had access to the Midstream Assets, the officers, consultants and other representatives of the Company and the Subsidiaries, and the books, records, and files of the Company and the Subsidiaries relating to the Midstream Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied on (i) the basis of its own independent due diligence investigation of the Midstream Assets, and (ii) the representations and warranties made by Sellers, Sellers’ Representative and the Company in Articles III and IV, respectively, and has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the Midstream Assets, and the value thereof.
     Section 6.12. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer which the Company, any Seller or Sellers’ Representative may be obligated to pay.
ARTICLE VII
CONDUCT OF SELLERS AND THE COMPANY PENDING CLOSING
     Each Seller and the Company, and until the Midstream Reorganization, Chief Holdings, covenants and agrees with Buyer as follows:
     Section 7.1. Conduct and Preservation of Business. Except as expressly provided in this Agreement, during the period from December 31, 2005 to the Closing, the Company and the Subsidiaries have conducted and shall each conduct its operations according to its ordinary course of business consistent with past practice and in compliance with all Applicable Laws.

Without expanding any obligations which the Company and the Subsidiaries may have to Buyer, it is expressly agreed that the Company and the Subsidiaries shall be deemed to have conducted their respective operations in the ordinary course of business if they have conducted their operations as a reasonable prudent operator consistent with past practice.
     Section 7.2. Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, including the actions referenced in Sections 1.5 and 8.15 (including as to the formation and organization of Sellers’ Representative), during the period from December 31, 2005 to the Closing, neither the Company nor any Subsidiary has taken or shall take, consent to or allow, nor shall any Seller cause or allow the Company or any Subsidiary to take or consent to, any of the following actions, without the prior written consent of Buyer:
     (a) amend the applicable Governing Documents;
     (b) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any membership or partnership interests of any class or any other securities or equity equivalents in the Company or any Subsidiary;
     (c) except for the discharge of obligations reflected in the Financial Statements or the sale or other disposition of the Excluded Assets pursuant to Section 8.15 (i) declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its membership or partnership interests; (ii) repurchase, redeem, or otherwise acquire any of its securities or any securities of any Subsidiary; or (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization of the Company or such Subsidiary;
     (d) (i) except for Permitted Indebtedness, create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person; (iii) pledge or otherwise encumber shares of membership interests, partnership interests or other equity securities of the Company or any Subsidiary; or (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (except (A) in connection with Permitted Indebtedness or otherwise in connection with the Credit Facilities, which Liens shall be released at or before Closing, or (B) for statutory Liens for amounts not yet due or not yet delinquent);
     (e) except for the Retention Bonus Plan which shall be transferred to Sellers’ Representative pursuant to Section 8.7(a), and the transfers to Sellers’ Representative and the distribution of the membership interests in Sellers’ Representative pursuant to Section 8.7 and Section 8.15, (i) enter into, adopt, or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance, or other employee benefit agreement, trust, plan, fund, or other arrangement for the benefit or welfare of any director, officer, or employee; (ii) increase in any manner the compensation or fringe benefits of any director, officer, or employee; or (iii) pay to any director, officer, or employee any benefit not required by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;
     (f) acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets, except for (i) sales of Hydrocarbons or entering into oil and gas leases in the ordinary course of business, (ii) sales of inventory and excess or obsolete assets in the ordinary course of business or personal property in the ordinary course of business that is either replaced by equivalent property or normally consumed in the operation of the Company’s business and (iii) the sale or other disposition of the Excluded Assets pursuant to Section 8.15;
     (g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;
     (h) except for the capital improvements and expenditures set forth in Section 7.2(a) of the Company Disclosure Schedule, and except for any capital expenditures related to an Emergency or Force Majeure, make any capital expenditure;
     (i) except with respect to any federal income tax return or federal income tax liability, amend any Tax Return or settle or compromise any federal, state or local Tax liability or enter into any agreement or preliminary settlement with any Governmental Entity concerning Taxes; make any Tax election except elections consistent with past practices and which are required to be made in connection with Tax Returns filed for any tax period ending prior to the Closing Date; file with, or provide to, any Governmental Entity any waiver extending the statutory period for assessment or reassessment of Taxes or any other waiver of restrictions on assessment or collection of any Taxes;
     (j) pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the 2005 Midstream Financial Statements or incurred since December 31, 2005 in the ordinary course of business consistent with past practice;
     (k) enter into any lease, contract, agreement, commitment, arrangement, right of way, easement or transaction outside the ordinary course of business consistent with past practice, or any lease, contract, agreement, commitment, arrangement, or transaction (i) which grants or creates any area of mutual interest, consent to assignment, option, right of first refusal, call, put or other preferential right in favor of any third party, (ii) for the sale, exchange, gathering, processing and transportation of Hydrocarbons having a term of more than one month, or (iii) which would constitute a Company Contract;
     (l) amend, modify, or change in any material respect any Company Contract or any Basic Document;
     (m) change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by the Company to Buyer;

     (n) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 7.2; or
     (o) take any action that may cause Company to breach any of the representations and warranties contained in Article IV herein.
ARTICLE VIII
ADDITIONAL AGREEMENTS OF THE PARTIES
     Section 8.1. Access. Subject to the terms of the Confidentiality Agreement and Article IX, between the date hereof and the Closing, the Company and its Affiliates will give Buyer and Buyer’s authorized representatives reasonable access to the Company’s and its Affiliates employees, offices, accounting and financial books, records, files and other similar documents and materials to the extent in the Company’s or any Affiliate’s possession, custody or control and or which can be provided without undue effort or expense, save and except the Sales Information.
     Section 8.2. Confidentiality Agreement. The Confidentiality Agreement, except to the extent modified herein, will remain in full force and effect; provided, however, that, subject to the provisions of Section 8.10, upon Closing, the Confidentiality Agreement shall terminate, and Sellers shall, and shall cause their Affiliates to, not make disclosure to third parties of any confidential or proprietary information relating to the Company, the Subsidiaries, or the Midstream Assets, except with the prior consent of Buyer or as required by Applicable Law; provided, further, that nothing shall prohibit Sellers or their Affiliates from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses following Closing subject, however, to the terms of any non-compete agreement contemplated by Section 10.2. At Closing, Sellers will, or will cause their Affiliates to, assign to Buyer the benefits under any and all confidentiality agreements between Sellers, or any of their Affiliates, and any third party in connection with the potential sale or other disposition by Sellers and their Affiliates of the Company, the Subsidiaries or the Midstream Assets.
     Section 8.3. Reasonable Best Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions of this Agreement and will use its Reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws or Environmental Laws to consummate the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby; (ii) Reasonable Best Efforts to obtain any such consents, approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations; (iii) Reasonable Best Efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) Reasonable Best Efforts to defend, and cooperation in defending, all lawsuits or other legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. The parties shall use commercially reasonable efforts to enter into an agreement under which Sellers’ Representative shall provide to Buyer transition services for a fee, duration and other terms and conditions mutually satisfactory to both parties, and in substantially the form attached hereto as Exhibit 8.3.
     Section 8.4. Notice of Litigation. Until the Closing, (i) Buyer, upon learning of the same, shall promptly notify the Company of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby and (ii) each Seller and the Company, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against such Seller or the Company or any Subsidiary and which affects this Agreement or the transactions contemplated hereby and any Proceeding which is commenced or threatened against the Company or any Subsidiary and which would have been listed on Section 4.11 of the Company Disclosure Schedule if such Proceeding had arisen prior to the date hereof.
     Section 8.5. Notification of Certain Matters.
     (a) Each Seller and Sellers’ Representative shall give prompt notice to Buyer of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by such party in Article III to be untrue or inaccurate at or prior to the Closing and (ii) any failure of such party to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by such party hereunder prior to Closing. The Company shall give prompt notice to Buyer of: (i) the occurrence or nonoccurrence of any event, including any Post-Signing Event, the occurrence or nonoccurrence of which the Company has Knowledge and which would be likely to cause any representation or warranty contained in Article IV to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of the Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by the Company hereunder prior to Closing of which the Company has Knowledge. Buyer shall give prompt notice to the Company of: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article VI to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder prior to Closing. If Buyer or any of its Affiliates obtains Knowledge (but without any duty of inquiry) of a breach by the Company or any of the Sellers of a representation, warranty, covenant or agreement by the Company or any of the Sellers contained in this Agreement, Buyer shall promptly notify the Company and Sellers of such breach.
     (b) The delivery of any notice or of any supplements or amendments to the Company Disclosure Schedule related to Post-Signing Events pursuant to this Section shall not be deemed to: (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Article X or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, however, that if the Closing occurs the Company Disclosure Schedule as so supplemented or amended as of the Closing with respect to such Post-Signing Event shall be deemed to be the Company Disclosure Schedule for purposes of determining whether or not any breach of the representations and warranties of the Company has occurred; provided, further, that, with respect to a Post-Signing Event that would result in a breach of Sections 4.10 or 4.11, Sellers shall have the option to cure such breach or to indemnify Buyer for such breach.

     Section 8.6. Resignation of Officers and Directors. At the Closing, the Company shall deliver to Buyer (a) evidence reasonably satisfactory to Buyer of the resignations of the respective managers, directors and officers of each of the Company and the Subsidiaries (other than Sellers’ Representative), such resignations to be effective immediately upon the consummation of the transactions contemplated by this Agreement and (b) releases from all such individuals, releasing the Company and the Subsidiaries from any and all claims of such individuals against the Company or the Subsidiaries, substantially in the form and substance attached hereto as Exhibit 8.6.
     Section 8.7. Employee Matters.
     (a) After the date hereof and at least one (1) Business Day prior to the Closing, all employees and employee benefit plans (including any pension, profit sharing, deferred compensation, retention bonus, incentive compensation or other similar plan, program or arrangement for the benefit of any former or current employees) of the Company and the Subsidiaries shall be transferred to Sellers’ Representative and Sellers’ Representative shall be solely liable for all employee-related obligations. Buyer and Sellers acknowledge that, from and after the Closing, the Company and the Subsidiaries will have no employees and no benefit plans for which the Company and the Subsidiaries will be responsible, including the Retention Bonus Plan, regardless of whether the obligations associated therewith arose prior to or after December 31, 2005. Buyer shall have the right, but not the obligation, to make offers of employment to the employees of Sellers’ Representative, to be effective as may be determined by Buyer. Upon request of Buyer, Sellers’ Representative agrees to provide Buyer with reasonable access to Sellers’ Representative’s employees for the purpose of conducting employment interviews. Buyer agrees that it will notify Sellers’ Representative no later than thirty (30) days prior to the end of the term under the Transition Services Agreement of those employees of Sellers’ Representative to whom Buyer will make an offer of employment.
     (b) Sellers’ Representative will administer the benefits available pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) for all employees of Affiliates of the Company who do not continue employment with Sellers’ Representative following Closing.
     Section 8.8. Taxes.
     (a) Buyer and Sellers agree to treat the sale of the Interests by Sellers for United States federal income Tax purposes as a sale in 2006 of the Interests by Sellers and a purchase in 2006 of all of the assets of the Company by the Buyer (as described in Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432). The Company’s existence as a partnership for United States federal income tax purposes shall terminate as of the Closing Date. Sellers shall be solely liable for and shall pay all federal income Taxes, including any interest, penalties or additions attributable thereto of the Company (and any costs or expenses connected therewith) due for the Pre-Closing Tax Period. Sellers’ Representative will cause to be prepared and filed the final federal income Tax Return on IRS Form 1065 for the Pre-Closing Tax Period that ends at Closing.

     (b) Except as provided in Section 8.8(a) or Section 12.2(ii), Sellers shall have no liability for, and Buyer shall be solely liable for and shall pay, all Taxes of the Company (and any costs or expenses connected therewith) due for any taxable year or taxable period.
     (c) Sellers’ Representative shall have the right, at the sole expense of Sellers, to control any audit or examination by the Internal Revenue Service, initiate any claim for refund, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all federal income Taxes for any Pre-Closing Tax Period.
     (d) The Adjusted Purchase Price (together with the liabilities of the Company assumed by the Buyer) shall be allocated among the Company’s assets in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). Buyer shall provide a proposed Allocation to Sellers’ Representative in writing at least 15 days prior to Closing, and thereafter Buyer and Sellers’ Representative will act in good faith and reasonably cooperate with each other to agree on the final Allocation prior to the Closing. Sellers and Buyer shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with the Allocation. If, contrary to the intent of the parties hereto as expressed in this Section 8.8, any Taxing authority makes or proposes an allocation different from the Allocation determined under this Section 8.8, Sellers and Buyer shall cooperate with each other in good faith to contest such Taxing authority’s allocation (or proposed allocation), provided, however, that, after consultation with the party (or parties) adversely affected by such allocation (or proposed allocation), the other party (or parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.
     (e) Sellers and Buyer agree to furnish to each other at Closing or as soon thereafter as practicable any and all information and documents reasonably required to comply with tax and financial reporting requirements and audits.
     Section 8.9. Fees and Expenses. All fees and expenses incurred in connection with this Agreement by Sellers will be borne by and paid by Sellers. All fees and expenses of the Company, including professional expenses such as legal, accounting and engineering, in connection with the negotiation, preparation, execution and delivery of this Agreement prior to the Closing Date and the consummation of the transactions at the Closing (including the matters described in Section 8.11) will be borne by and paid by Sellers’ Representative, on behalf of Sellers. All amounts due and owing Petrie Parkman & Co. by the Company in respect of the transactions hereunder will be borne by and paid by Sellers’ Representative, on behalf of Sellers. All rights and obligations of the Company pursuant to the Engagement Letter between Chief Holdings LLC and Petrie Parkman & Co. dated November 30, 2005 shall be assigned by Chief Holdings LLC to Sellers’ Representative prior to Closing. All expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer, regardless of whether or not the transactions contemplated hereby are consummated.
     Section 8.10. Public Announcements. Except as may be required by Applicable Law, neither Buyer, on the one hand, nor Sellers, Sellers’ Representative and the Company, on the other hand, shall issue any press release or otherwise make any statement to the public generally with respect to this Agreement or the transactions contemplated hereby without the prior consent of both Buyer and the Company (which consent shall not be unreasonably withheld or delayed and which consent, if given verbally, shall be confirmed in writing within one Business Day thereafter). Notwithstanding the foregoing, Sellers, Sellers’ Representative and the Company acknowledge that Buyer will be required to and will make a press release or statement regarding the transaction. From and after the issuance of such press release or the making of any such statement, the Buyer, on the one hand, and Sellers, Sellers’ Representative and the Company, on the other hand, may respond to press inquiries and make other public disclosure consistent in nature and scope with such press release or statement.
     Section 8.11. Credit Facilities; Midstream Reorganization. The Company, Chief Holdings and the Subsidiaries will reach such mutually satisfactory arrangements with the lender(s) under the Credit Facilities as are reasonably necessary to evidence that neither Buyer nor Chief Holdings nor the Company nor any Subsidiary shall have any liability or obligation from and after Closing with respect to the Credit Facilities, including the delivery at Closing of executed releases by the lender(s) (in a form satisfactory to the lender(s) and reasonably satisfactory to Buyer) of all mortgages or other Liens existing on collateral pledged or guaranties by the Company and the Subsidiaries as security under the Credit Facilities. The Company and the Subsidiaries shall continue to be obligated from and after Closing to repay any Permitted Indebtedness existing as of the Closing Date. The parties will use their Reasonable Best Efforts to take or cause to occur such actions as may be necessary or advisable in order to effectuate the Midstream Reorganization in a manner that will effectuate the terms and intent of this Agreement and the Devon MIPSA and which preserves the Midstream Assets, including the release or replacement of guaranties by Chief Holdings on the Gas Contracts. In connection with the Midstream Reorganization, Buyer hereby confirms the Four Party Agreement related to the VPP.
     Section 8.12. Books and Records. At or promptly after Closing, Sellers’ Representative shall deliver to Buyer all records of the Company and the Subsidiaries that are in Sellers’ Representative’s control, including original minute books and other corporate books and records and accounts, policies of insurance, real property, equipment, materials and service contracts, Permits and Company Contracts, and all regulatory, environmental, tariff, financial, audit, and tax data, records, reports, returns, filings, notices, correspondence, memoranda, and other information (in physical or digital form), including all documents supporting such reports, returns, filings, correspondence and memoranda, but exclusive of any Sales Information. Buyer will preserve all records so delivered by Sellers’ Representative for a period of six years following the Closing and will allow each Seller (or such Sellers’ Representative) reasonable access to such records at all reasonable times for a purpose reasonably related to (i) such Seller’s ownership of an Interest in the Company or (ii) the performance by it of its obligations, and the enforcement by it of its rights hereunder. If Buyer desires to dispose of any such records prior to the expiration of the six-year period referenced above, Buyer shall provide notice of same to Sellers’ Representative, and Sellers’ Representative shall have a period of 10 days to deliver written notice to Buyer that Sellers’ Representative elect to have such records delivered to them (at the expense of Sellers). If Sellers’ Representative fails to deliver such notice within the 10-day period referenced above, Buyer shall have the right to dispose of the subject records.
     Section 8.13. Rights to Name. Immediately prior to the Closing, the Company and the Subsidiaries shall be permitted to convey, transfer and assign, without warranty of title and for no consideration whatsoever, all right, title and interest of the Company and the Subsidiaries to the name “Chief” and its derivatives and Chief Holding LLC’s Indian head logo to Trevor D. Rees-Jones.
     Section 8.14. Amendment to the Company’s Articles. Immediately after the Closing, Buyer agrees to file an amendment to the Company’s and each applicable Subsidiary’s articles of formation in a form reasonably acceptable to Sellers that provides for a change in the name of the Company or each applicable Subsidiary, which name does not contain the word “Chief” or any derivative thereof and is otherwise reasonably acceptable to Sellers.
     Section 8.15. Excluded Assets. After the date hereof and at least one (1) Business Day prior to Closing, Sellers shall cause the Company or the Subsidiaries (as applicable) to convey, transfer and assign the assets and properties described in Section 8.15 of the Company Disclosure Schedule (the “Excluded Assets”), to Sellers’ Representative or an Affiliate or Affiliates of Sellers. Such conveyance, transfer and assignment shall (i) be for no consideration whatsoever, save and except for the assumption by Sellers’ Representative of all liabilities attributable to the Excluded Assets, (ii) contain the agreement of Sellers’ Representative to defend and indemnify the Company for all Damages associated with the ownership or operation of the Excluded Assets, whether arising before, on or after the date of assignment, and (iii) be on an “as is, where is” basis without any representations and warranties by the Company and the Subsidiaries, including any warranty of title, fitness for purpose, or merchantability. Buyer acknowledges that the Excluded Assets are not included in the Midstream Assets or the property, assets or liabilities of the Company or the Subsidiaries to be indirectly acquired by Buyer as a result of the transactions contemplated hereby or otherwise. Upon the conveyance, transfer and assignment of the Excluded Assets to Sellers’ Representative hereunder, Sellers’ Representative will enter an agreement with the Company or a Subsidiary, as applicable, for the dedication of any production associated with the Excluded Assets to the extent such production is or is required to be dedicated under the existing gas contract(s) with the Company or any Subsidiary on the same terms as the existing contract(s) and, following Closing, Sellers’ Representative agrees to dedicate any production associated with the Excluded Assets that is required to be dedicated under any contract with the Company or any Subsidiary to the extent not already dedicated thereunder prior to Closing.
     Section 8.16. HSR Filing. If compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is required in connection with the transactions contemplated under this Agreement, as promptly as practicable and in any event not more than ten Business Days following the date on which the parties hereto have executed this Agreement, Sellers and Buyer will file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and will as promptly as practicable furnish any supplemental information which may be requested in connection therewith. Sellers and Buyer will request expedited treatment (i.e., early termination) of such filing. Buyer and Sellers shall use commercially reasonable efforts to make or modify all other filings and submissions on a prompt and timely basis in connection with the filings required by this Section. Each of Sellers and Buyer will bear their own costs and expenses relating to the compliance with this Section.
     Section 8.17. Relationship Among Sellers. Each Seller hereby appoints Sellers’ Representative as the sole representative of such Seller to act as the agent and on behalf of such Seller for all purposes under this Agreement, including for the purposes of: (i) determining any adjustments to the Purchase Price in accordance with Article I and receiving the Adjusted Purchase Price pursuant to Section 1.4(a); (ii) taking all actions in connection with the determination of the Allocation described in Section 8.8(d), (iii) determining whether the conditions to closing in Article X have been satisfied and supervising the Closing, including waiving any such condition if Sellers’ Representative, in its sole discretion, determines that such waiver is appropriate; (iv) negotiating and entering into the Escrow Agreement on behalf of Sellers and taking any and all actions that may be necessary or desirable in connection therewith, as determined by Sellers’ Representative in its sole and absolute discretion; (v) taking any action that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with the termination of this Agreement in accordance with Article XI; (vi) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with the amendment of this Agreement or waivers of any term of this Agreement in accordance with Sections 11.3 and 11.4; (vii) accepting notices on behalf of such Seller in accordance with Section 13.2; (viii) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Company or such Seller in connection with the transactions contemplated by this Agreement; (ix) granting any consent or approval on behalf of such Seller under this Agreement; (x) executing and delivering any documents and interests or taking any action as may be necessary or advisable pursuant to Section 13.7; and (xi) taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by Sellers’ Representative on behalf of any Seller. As the representative of Sellers, Sellers’ Representative shall act as the agent for all such persons, shall have authority to bind each such person in accordance with this Agreement, and Buyer may rely on such appointment and authority until the receipt of notice from Sellers owning at least a majority of the Interests of the appointment of a successor upon 30 days’ prior written notice to Buyer. Sellers’ Representative shall not have any liability to Buyer for any default under this Agreement by any Seller or the Company. No Seller shall have any liability to Buyer for any default under this Agreement by any other Seller or the Company, except as provided in Section 12.2. Each Seller shall, however, be responsible to each other Seller for any default by such Seller under this Agreement.
     Section 8.18. Certain Consents by Sellers and Rees-Jones. Each Seller and Trevor D. Rees-Jones, in his capacity as sole Manager of the Company, hereby consents to the sale of the Interests by each other Seller on the terms and conditions set forth in this Agreement and the execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Company and Chief Holdings for all purposes, including but not limited to, pursuant to the Limited Liability Company Agreement of the Company, dated April 25, 2006, and the Regulations of Chief Holdings, dated April 1, 2002, as amended through the date hereof.
     Section 8.19. SEC Required Financial Statements. Unless waived by the Securities and Exchange Commission (the “SEC”), on or before Closing, Sellers shall provide or cause to be provided to Buyer (i) audited financial statements for the Subsidiaries for the fiscal year ended December 31, 2005, including a balance sheet, income statement, statements of cash flows and owners’ equity and, (ii) unaudited financial statements for the Company and the Subsidiaries for each of the quarterly periods ending in 2006 prior to Closing, together with the comparable prior period in 2005. Buyer shall submit a written request to the SEC within 10 Business Days after the date hereof seeking a waiver of the provision of the financial statements described in this section. Sellers will: (A) obtain the consent of their auditors to allow Buyer to use such audited financial statements in Buyer’s SEC filings; (B) cause their auditors to review the unaudited financial statements described in clause (ii) above; (C) obtain the consent of their auditors to provide Buyer’s auditors access to the auditors’ work papers, and (D) provide any other financial information with respect to the Company or the Subsidiaries reasonably requested by Buyer. Such financial statements shall be prepared in accordance with GAAP and comply with Regulation S-X promulgated by the SEC.
     Section 8.20 Intracompany Debt. The amount of any intracompany debt, other than accounts payable related to gas purchases, owed by the Company and the Subsidiaries to Chief Holdings or the Upstream Subsidiaries shall not exceed $25,000,000 as of June 29, 2006.
ARTICLE IX
BUYER’S DUE DILIGENCE EXAMINATION
     Section 9.1. Due Diligence Examination.
     (a) From the date of this Agreement until 5:00 p.m. (local time in Dallas, Texas) five days prior to Closing (the “Examination Period”), Chief Holdings and the Company shall afford to Buyer and its authorized representatives reasonable access during normal business hours to the office, personnel and books and records of the Company and the Subsidiaries in order for Buyer to conduct a title examination as it may in its sole discretion choose to conduct with respect to the Midstream Assets in order to determine whether Title Defects (as defined below) exist (“Buyer’s Title Review”); provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Chief Holdings, the Company or the Subsidiaries or impede the efforts of Chief Holdings, the Company or any Subsidiary to comply with its other obligations under this Agreement. Such books and records shall include all abstracts of title, title opinions, title files, ownership maps, easements, files, assignments, operating records and agreements, well files, financial and accounting records, engineering records, in each case insofar as same may now be in existence and in the possession of Chief Holdings, the Company or the Subsidiaries, excluding, however, any information Chief Holdings, the Company, or its Subsidiaries is prohibited from disclosing by bona fide, third party confidentiality restrictions; provided, that: (i) any information withheld on such basis shall be identified with as much specificity and detail as reasonably possible without breaching such obligation, and (ii) if requested by Buyer, Chief Holdings, the Company or the Subsidiaries shall use its Reasonable Best Efforts to obtain a waiver of any such restrictions in favor of Buyer. The cost and expense of Buyer’s Title Review, if any, shall be borne solely by Buyer. Buyer shall not contact any of the customers or suppliers of the Company or any Subsidiary or any party to any Easement or any governmental authority or party with respect to any Permit, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of the Company, which consent shall not be unreasonably withheld.
     (b) If Buyer discovers any Title Defect affecting any of the Midstream Assets prior to the expiration of the Examination Period, Buyer shall notify the Company as soon as possible and no later than the expiration of the Examination Period of such alleged Title Defect. To be effective, such notice (“Title Defect Notice”) must (i) be in writing, (ii) be received by the Company prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail including the basis therefor any supporting documents, (iv) identify the specific

Midstream Assets to which such Title Defect relates, and (v) include the value of such Title Defect as determined by Buyer in good faith. Any matters that may otherwise constitute Title Defects, but of which the Company has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes. Upon the receipt of such effective Title Defect Notice from Buyer, the Company shall have the option, in addition to the remedies set forth in Section 9.1(c) (the “Remedies for Title Defects”), but not the obligation, to attempt to cure such Title Defect at any time prior to the Closing. The Midstream Assets affected by such uncured Title Defect shall be a “Title Defect Property”.
     (c) With respect to each Title Defect that is not cured on or before the Closing, the Purchase Price shall be reduced, subject to this Article IX, by the Title Defect Amount with respect to such Title Defect Property. The “Title Defect Amount” shall mean, with respect to a Title Defect Property, the amount by which such Title Defect Property is impaired as a result of the existence of one or more Title Defects, which amount shall be determined by taking into consideration the value of the Midstream Asset subject to such Title Defect, and the legal and economic effect of such Defect on the Midstream Asset affected thereby and shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect.
     (d) As used in this Section 9.1:
    (i) “Defensible Title” means, as of the date of this Agreement and the Closing Date, such title and ownership by the Company or a Subsidiary that:
(A)	entitles the Company or a Subsidiary to operate, maintain, repair, replace and use the Pipeline and Plant in the same manner as a reasonable prudent operator under the same or similar circumstances;

(B)	entitles the Company or a Subsidiary to use the Easements and Permits to the extent necessary to operate, maintain, repair, replace and use the Pipeline, and Plant in the same manner as a reasonable prudent operator under the same or similar circumstances;

(C)	is free and clear of all Liens, except Permitted Encumbrances; and

(D)	reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement have been obtained and complied with to the extent the failure to obtain or comply with the same could render this transaction or any such sale, assignment or transfer (or any right or interest affected thereby) void or voidable or could result in Buyer or the Company or any Subsidiary incurring any liability.
    (ii) “Permitted Encumbrances” shall mean (A) Liens for taxes which are not yet delinquent or which are being contested in good faith and for which adequate reserves have been established; (B) mechanic’s and materialmen’s Liens relating to the Midstream Assets, which obligations are not yet due and pursuant to which neither the Company nor any Subsidiary is in default; (C) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions arising in the ordinary course of business that are of the nature customarily accepted by prudent purchasers of midstream assets and do not materially affect the value or use of any property encumbered thereby; (D) all rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of midstream assets if the same are customarily obtained routinely and subsequent to such sale or conveyance; (E) preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which, prior to Closing, (i) waivers or consents are obtained from the appropriate parties, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (iii) arrangements can be made on terms satisfactory to Buyer to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained; (F) easements, rights-of-way, servitudes, Permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the lands upon which the Pipeline or Plant is located to the extent such matters do not unreasonably or materially interfere with the operations of the Pipeline or Plant; (G) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Property in any manner, and all applicable laws, rules and orders of governmental authority; and (H) Liens under the Credit Facilities that will be fully released at Closing.
    (iii) “Title Defect” shall mean a defect exists (A) that causes the Company or the Subsidiaries to not have Defensible Title to the Pipeline, Plant, Easements or Permits and (B) for which a Title Defect Notice has been timely and otherwise validly delivered, shall constitute a Title Defect. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Title Defect: (1) defects or irregularities arising out of lack of corporate authorization or variation in corporate or entity name; (2) defects or irregularities that have been cured or remedied by the applicable statutes of limitation or statutes for prescription; and (3) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship Proceedings.
     (e) If the Company and Buyer are unable to reach an agreement as to whether a Title Defect exists or, if it does exist, or Title Defect Amount attributable such Title Defect, the provisions of Section 13.1 shall be applicable.
     Section 9.2. Adjustments to Purchase Price. Notwithstanding anything to the contrary contained in this Agreement: (i) if the sum of the aggregate Title Defect Amounts and the total amount, if any, of the Damages arising from a breach, prior to the Closing Date, of a representation and warranty made by a Seller, Sellers’ Representative or the Company, as determined in accordance with this Agreement, is less than or equal to $250,000 (“Deductible Amount”), then no adjustment of the Purchase Price shall be made therefor, and (ii) if the sum of the aggregate Title Defect Amounts and the total amount, if any, of the Damages arising from a breach, prior to the Closing Date, of a representation and warranty made by a Seller, Sellers’ Representative or the Company, as determined in accordance with this Agreement, is greater than the Deductible Amount, then the Purchase Price shall be adjusted downward by the amount that the sum of such aggregate Title Defect Amounts and such Damages exceeds the Deductible Amount.
     Section 9.3. Buyer Indemnification. Buyer hereby INDEMNIFIES and SHALL DEFEND AND HOLD the Company, each Seller, Affiliates thereof, and their respective owners, officers, directors, employees, agents, representatives, contractors, successors, and assigns) HARMLESS from and against any and all of the following claims arising from Buyer’s inspecting and observing the Midstream Assets: (i) claims for personal injuries to or death of employees of Buyer, its contractors, agents, consultants, and representatives, and damage to the property of Buyer or others acting on behalf of Buyer, to the extent such injuries or death are caused by the negligence, gross negligence or willful misconduct of Buyer; and (ii) claims for personal injuries to or death of employees of the Company, and damage to the property of the Company, to the extent caused by the negligence, gross negligence, or willful misconduct of Buyer. TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
ARTICLE X
CONDITIONS TO OBLIGATIONS OF THE PARTIES
     Section 10.1. Conditions to Obligations of Sellers and the Company. The obligations of Sellers and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:
     (a) Each of the representations and warranties of Buyer contained in Article VI shall be true and correct in all material respects (other than those representations and warranties of Buyer that are qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.
     (b) Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     (c) Sellers and the Company shall have received a certificate executed by a duly authorized officer of Buyer dated the Closing Date, representing and certifying that the conditions set forth in Section 10.1(a) and (b) have been satisfied.
     (d) No Proceeding (excluding any Proceeding initiated by any Seller or the Company or any of their Affiliates) shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
     (e) No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby.
     (f) Sellers and the Company shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Buyer or any other party to Sellers or the Company prior to or in connection with the Closing.
     (g) The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.
     (h) Sellers’ Representative, Buyer, Devon and the Escrow Agent shall have executed and delivered the Escrow Agreement.
     Section 10.2. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:
     (a) Each of the representations and warranties of Sellers and Sellers’ Representative contained in Article III shall be true and correct in all material respects (other than those representations and warranties of Seller and Sellers’ Representative that are qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.
     (b) Each of the representations and warranties of the Company contained in Article IV shall be true and correct in all material respects (other than those representations of and warranties of the Company that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date, and (iii) to the extent that an adjustment to the Purchase Price has been made in respect of any inaccuracies or breaches in accordance with Section 9.2.
     (c) Sellers, Chief Holdings, Sellers’ Representative and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
     (d) Buyer shall have received certificate executed by a duly authorized officer of the Company dated the Closing Date, representing and certifying that the conditions described in Section 10.2(b) and (as to the Company only) (c) have been satisfied.
     (e) No Proceeding (excluding any Proceeding initiated by Buyer or any of its affiliates) shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
     (f) Buyer shall have received an assignment executed and delivered by each Seller of such Seller’s Interests, which assignment shall be substantially in the form of the instrument attached hereto as Exhibit 10.2(f).
     (g) No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby.
     (h) Buyer shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Sellers or the Company or any other party to Buyer prior to or in connection with the Closing.
     (i) The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.
     (j) The Company and the Subsidiaries shall not have experienced a Material Adverse Effect.
     (k) Sellers’ Representative, Buyer, Devon and the Escrow Agent shall have executed and delivered the Escrow Agreement.
     (l) At or contemporaneously with Closing, Sellers shall have sold, transferred and conveyed to Devon all of the Company’s right, title and interest in Chief Holdings and the Upstream Subsidiaries.
     (m) Buyer shall have received an opinion or opinions of counsel, which counsel or counsels shall be reasonably satisfactory to Buyer, regarding the due authorization of and the valid, binding and enforceable nature of this Agreement with respect to the Company, Sellers’

Representative and each Seller, with such qualifications, assumptions and other terms as such counsel or counsels determine are reasonably appropriate.
     (n) The Midstream Reorganization shall have occurred.
     (o) Buyer shall have received from Trevor D. Rees-Jones and Stephen D. Haywood executed non-compete agreements in the forms attached as Exhibit 10.2(p)(i) and Exhibit 10.2(p)(ii), respectively.
ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER
     Section 11.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:
     (a) by mutual written consent of the Company and Buyer; or
     (b) by either the Company or Buyer, if:
    (i) the Closing shall not have occurred on or before July 28, 2006 (which date may be extended up to August 31, 2006 to the extent Chief Midstream Holdings is required to extend the Closing Date in accordance with Article II), unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or
    (ii) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable;
     (c) by Sellers’ Representative, on behalf of Sellers, if the aggregate amount of the Title Defect Amounts and Damages exceeds ten percent (10%) of the Purchase Price; or
     (d) by Buyer, if the aggregate amount of the Title Defect Amounts and Damages exceeds ten percent (10%) of the Purchase Price; or
     (e) by the Company, if (i) Buyer shall have failed to fulfill in any material respect any of its obligations under this Agreement; or (ii) any of the representations and warranties of Buyer contained in this Agreement shall not be true and correct in all material respects and, in the case of each of clauses (i) and (ii), such failure, misrepresentation, or breach of warranty (provided it can be cured) has not been cured within ten days after written notice thereof from the Company to Buyer (other than those set forth in Section 6.7 for which no cure period shall be permitted); or
     (f) by Buyer, if (i) Sellers, Sellers’ Representative or the Company shall have failed to fulfill in any material respect any of their obligations under this Agreement, or (ii) any of the representations and warranties of Sellers and Sellers’ Representative contained in Article III or the Company contained in Article IV shall not be true and correct in all respects (for those representations and warranties qualified by materiality or Material Adverse Effect) or in all material respects (for those representations that are not qualified by materiality or Material Adverse Effect) where such failures in the aggregate have caused the Company and the Subsidiaries to experience a Material Adverse Effect, and, in the case of each of clauses (i) and (ii), such failure, misrepresentation or breach of warranty (provided it can be cured) has not been cured within ten days after written notice thereof from Buyer to Sellers and the Company.
     Section 11.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1 by the Company or Sellers’ Representative, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article XI, in Sections 8.2 and 8.9, and in Articles XIII and XIV shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.
     Section 11.3. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of all the parties hereto.
     Section 11.4. Waiver. Sellers, Sellers’ Representative and the Company on the one hand, or Buyer, on the other, may: (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto, or (ii) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
ARTICLE XII
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION
     Section 12.1. Survival.
     (a) Each representation, warranty and covenant of the parties hereto contained in this Agreement shall survive the Closing and shall remain in effect thereafter until the expiration of the applicable statute of limitations, except that the representations and warranties of the Company contained in Article IV shall not survive the Closing, other than the representations and warranties of the Company contained in Section 4.3 (Capital Structure), 4.8 (Subsidiaries), 4.9 (Financial Statements), 4.13 (Taxes), 4.14 (Contracts), 4.20 (Environmental Matters), 4.23 (Brokers) and 4.26 (Properties) which shall survive the Closing for a period of twelve (12) months from the Closing Date. Following the expiration of a specific representation, warranty or covenant, none of the Company, Sellers’ Representative, any Seller, Buyer, or any officer, director, employee, of the Company, Sellers’ Representative, any Seller or Buyer shall have any liability whatsoever (whether pursuant to this Agreement or otherwise) with respect to such representation, warranty or covenant, except to the extent provided in (b) below.
     (b) No party hereto shall have any indemnification obligation pursuant to this Article XII or otherwise in respect of any representation, warranty or covenant unless it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty or covenant is being sought on or before the expiration of the period for which such representation, warranty or covenant survives. Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (ii) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim.
     Section 12.2. Indemnification by Sellers. Subject to the terms and conditions of this Article XII, from and after Closing, each Seller shall severally (and only in proportion to such Seller’s pro rata share of the Adjusted Purchase Price) indemnify, defend and hold harmless Buyer, the Company, and the Subsidiaries from and against any and all claims, actions, causes of action, Proceedings, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses), of any nature whatsoever (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred by Buyer, the Company or the Subsidiaries directly or indirectly, by reason of or resulting from (i) any breach by such Seller or Sellers’ Representative of its representations and warranties contained in Article III, (ii) any breach by the Company of its representations and warranties contained in Sections 4.3 (Capital Structure), 4.8 (Subsidiaries), 4.9 (Financial Statements), 4.13 (Taxes), 4.14 (Contracts), 4.20 (Environmental Matters), 4.23 (Brokers) and 4.26 (Properties), (iii) any breach by such Seller, Sellers’ Representative or the Company of its covenants and agreements contained in this Agreement, including with respect to the payment of any federal income taxes provided in Section 8.8(a), and (iv) the ownership or operation of the Excluded Assets and the liabilities attributable thereto whether prior to or subsequent to December 31, 2005.
     Section 12.3. Indemnification by Sellers’ Representative. Subject to the terms and conditions of this Article XII, from and after Closing, Sellers’ Representative shall indemnify, defend and hold harmless Buyer from and against any and all Damages, asserted against, resulting to, imposed upon, or incurred by Buyer, directly or indirectly, by reason of or resulting from the breach by Sellers’ Representative of its representations, warranties, covenants and agreements contained in this Agreement, including with respect to any employee matters provided in Section 8.7(a) and with respect to any Damages associated with ownership and operation the Excluded Assets under Section 8.15.
     Section 12.4. Indemnification by Buyer. Subject to the terms and conditions of this Article XII, from and after Closing, Buyer shall indemnify, defend and hold harmless Sellers and Sellers’ Representative and each of their respective Affiliates, from and against any and all Damages, asserted against, resulting to, imposed upon, or incurred by any Seller, directly or indirectly, by reason of or resulting from (i) any breach by Buyer of its representations, warranties contained in Article VI, (ii) the breach by Buyer of its covenants and agreements contained in this Agreement and (iii) after Closing, the ownership and operation of the Company, the Subsidiaries and their respective properties and other assets whether prior to or subsequent to the Closing Date, except to the extent that (A) Buyer is entitled to be indemnified pursuant to Section 12.2 or Section 12.3, and (B) with respect to claims asserted during the two-year period following Closing, a Seller or Sellers’ Representative had actual knowledge prior to Closing of a breach of a representation in Article IV giving rise to such Damages.
     Section 12.5. Indemnification Proceedings. In the event that any claim or demand for which a party (an “Indemnifying Party”), would be liable to the another party under Section 12.2, Section 12.3 or Section 12.4 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article XII, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby. The Indemnifying Party shall have 30 days from receipt of the above notice from the Indemnified Party (in this Section 12.5, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party. If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).
     Section 12.6. Exclusivity. The parties hereto agree that after Closing, in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by a party hereto pursuant to this Agreement or any certificate, instrument, schedule or document delivered pursuant hereto, the sole and exclusive relief and remedy available to the other party hereto in respect of said breach, default, or nonperformance shall be Damages, but only to the extent properly claimable hereunder and subject to or under the terms and provisions of this Article XII. After the Closing Date, the sole and exclusive remedy of Buyer, the Company and the Subsidiaries against any Seller for any Damages under of Section 12.2(ii) of this Agreement is set forth in this Article XII, and such recourse shall be limited to withdrawal from the Escrow Amount as provided in Section 12.10. Any payment required to be made by Sellers with respect only to Damages resulting from, arising out of or relating to the items described in Section 12.2(ii) shall be paid exclusively from and only to the extent of the Escrow Amount and in no event shall any Seller be required to pay or refund any amount of the Adjusted Purchase Price for such Damages.
     Section 12.7. Limits on Indemnification; Tax Treatment. Notwithstanding anything to the contrary contained in this Agreement:
     (a) Any payments made to Sellers, the Company or the Buyer pursuant to this Article XII shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Buyer and Sellers on their Tax Returns. For Tax purposes only, Buyer shall be treated as the owner of the funds held in the Escrow Account and shall include any interest or other earnings thereon on Buyer’s applicable federal and state income Tax Returns. The portions of the amounts, if any, paid to Sellers (or to Sellers’ Representative on behalf of Sellers) at the end of the Escrow Term that are treated as principal and interest for Tax purposes shall be determined under the rules applicable to original issue discount as provided in the Treasury Regulations promulgated under Sections 1271-1275 of the Code, and any amount so treated as interest shall be deductible by Buyer to the extent allowed by law and included in income by Sellers. Any portion treated as principal shall be taken into account in computing Sellers’ gain on the sale of the Interests for Tax purposes.
     (b) Except as set forth in Section 12.4, an Indemnifying Party shall not be liable under this Article XII for Damages resulting from any event relating to a breach of a representation or warranty if the Indemnifying Party can establish that the Indemnified Party had actual knowledge on or before the Closing Date of such event.
     Section 12.8. Limited to Actual Damages. The indemnification obligations of the parties pursuant to this Article XII shall be limited to actual Damages and shall not include incidental, consequential, indirect, punitive, special or exemplary Damages, provided that any incidental, consequential, indirect, punitive, or exemplary Damages recovered by a third party (including a Governmental Entity, but excluding any Affiliate of any party) against a party entitled to indemnity pursuant to this Article XII shall be included in the Damages recoverable under such indemnity.
     Section 12.9. Indemnification Despite Negligence. It is the express intention of the parties hereto that each party to be indemnified pursuant to this Article XII shall be indemnified and held harmless from and against all Damages as to which indemnity is provided for under this Article XII, notwithstanding that any such Damages arise out of or result from the ordinary, strict, sole, or contributory negligence of such party and regardless of whether any other party (including the other parties to this Agreement) is or is not also negligent. The parties hereto acknowledge that the foregoing complies with the express negligence rule and is conspicuous.

     Section 12.10. Post-Closing Escrow.
     (a) Subject to the terms and conditions set forth in this Section 12.10, Buyer shall cause the Escrow Deposit to be deposited into an escrow account with funds, together with funds deposited by Devon under the Devon MIPSA, totaling $100,000,000 in the aggregate (such amount, together with any interest or proceeds earned thereon, the “Escrow Amount”) to be deposited on the Closing Date with an escrow agent mutually agreed to by the parties (the “Escrow Agent”) and pursuant to the terms of an escrow agreement reasonably satisfactory to the Escrow Agent, Sellers’ Representative, Devon and Buyer which incorporates or otherwise properly reflects the terms and provisions of this Agreement, including this Section 12.10 (the “Escrow Agreement”).
     (b) The Escrow Amount will be utilized solely to satisfy any indemnification obligations of Sellers and Sellers’ Representative (i) to Buyer under Sections 12.2 and 12.3, respectively, and (ii) to Devon under the Devon MIPSA. The Escrow Agreement shall, subject to paragraph (c) of this Section 12.10, have a term of twelve (12) months commencing on the Closing Date (the “Escrow Term”). The Escrow Agreement shall provide that the Escrow Amount may be drawn upon (i) by Buyer, its successors or assigns solely for the purpose of satisfying any indemnification obligations of Sellers under Section 12.2 and Sellers’ Representative under Section 12.3 and (ii) by Devon, its successors or assigns, solely for the purposes of satisfying any indemnification obligations of Sellers under Section 12.2 and Sellers’ Representative under Section 12.3 of the Devon MIPSA. The Escrow Agreement shall also provide that either Buyer or Devon may withdraw, upon joint written instructions by both Buyer and Devon, funds from the Escrow Amount in excess of such party’s pro rata share of the Escrow Amount.
     (c) If Buyer asserts a claim against the Escrow Amount under this Article XII and Sellers’ Representative does not dispute such claim on behalf of Sellers, Buyer shall be entitled to indemnification by Sellers in accordance with this Article XII, including the right to receive from the Escrow Amount funds in an amount equal to the amount of Damages for which Buyer is entitled for such claim under this Article XII. If, however, Sellers’ Representative disputes such claim, Buyer shall receive the undisputed portion thereof, if any, but shall not be entitled to receive any such disputed portion thereof from the Escrow Amount with respect to such claim prior to resolution of such dispute in accordance with Section 13.1 of this Agreement and, if such dispute extends beyond the expiration of the Escrow Term, the term of the Escrow Term will be automatically extended as provided in paragraph (d) of this Section 12.10.
     (d) Provided the indemnification obligations of Sellers for claims of indemnification under this Article XII that Sellers’ Representative has been notified of prior to the expiration of the Escrow Term have been satisfied and no dispute then exists as to any claim for indemnification by Buyer for such claims, the balance of the Escrow Amount will be released to Sellers’ Representative on behalf of Sellers on the first Business Day immediately following the expiration of the Escrow Term. To the extent there does exist a claim for indemnification by Buyer that Sellers’ Representative has been notified of, which claim has not been satisfied in full in accordance herewith prior to the expiration of the Escrow Term, an amount equal to the maximum possible amount of such claim reasonably believed to be due or likely to be due hereunder by Sellers will be withheld from the balance of the Escrow Amount and will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until such claim has been fully resolved and the Escrow Agreement shall be deemed to be extended accordingly.
     (e) Notwithstanding anything else herein to the contrary, in no event shall Sellers’ indemnification obligations under Section 12.2(ii) exceed, at any time, the amount of the balance of the Escrow Amount.
     (f) The parties shall execute and deliver such instruction notices and letters in writing to the Escrow Agent, and take such other actions, as may be reasonably requested, to implement the terms hereof and to disburse the Escrow Amount as contemplated herein.
ARTICLE XIII
MISCELLANEOUS
     Section 13.1. Dispute Resolution
     (a) Except as otherwise provided in Section 13.9, any and all claims, disputes, controversies or other matters in question arising out of or relating to Article IX of this Agreement or to the computation of the Adjusted Purchase Price pursuant to Section 1.3 (all of which are referred to herein as “Disputes”), even though some or all of such Disputes are allegedly extra contractual in nature, whether such Disputes sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved solely in accordance with this Section 13.1.
     (b) If a Dispute occurs that the senior representatives of the parties responsible for the transaction contemplated by this Agreement have been unable, in good faith, to settle or agree upon within a period of 15 days after such Dispute arose, the Company shall nominate and commit one of its senior officers (or, if the Dispute arises after the Closing, Sellers’ Representative), and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than 30 days after the Dispute has arisen to attempt to resolve same. If such senior management (or Sellers’ Representative and Buyer’s senior management, as applicable) have been unable to resolve such Dispute within a period of 15 days after such meeting, or if such meeting has not occurred within 45 days following such Dispute arising, then any party shall have the right, by written notice to the other, to resolve the Dispute (i) through the relevant Independent Expert pursuant to Section 13.1(c).
     (c) Each party shall have the right to submit Disputes regarding the matters covered by Article IX (including the existence of Title Defects or the Title Defect Amounts attributable thereto, as applicable), to an independent expert appointed in accordance with this Section 13.1(c) (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of Sellers’ Representative and Buyer from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as hereinafter defined). Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for arbitration provided in Section 13.1(d). The Independent Expert shall be instructed by the parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.
     (d) Any Dispute that is not resolved pursuant to the foregoing provisions of this Section 13.1 shall be settled exclusively and finally by arbitration in accordance with this Section 13.1(d).
     (i) Such arbitration shall be conducted pursuant to the Federal Arbitration Act, except as expressly provided otherwise in this Agreement. The validity, construction, and interpretation of this Section 13.1(d), and all procedural aspects of the arbitration conducted pursuant hereto, including the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of “fraud in the inducement” to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this Agreement, the receipt of evidence, and the like), shall be decided by the arbitrators. The arbitration shall be administered by the American Arbitration Association (the “AAA”), and shall be conducted pursuant to the Commercial Arbitration Rules of the AAA (the “Rules”), except as expressly provided otherwise in this Agreement. The arbitration proceedings shall be subject to any optional rules contained in the Rules for emergency measures and, in the case of Disputes with respect to amounts in excess of $1 million, optional rules for large and complex cases.
     (ii) The arbitrators shall permit and facilitate such discovery as they determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Such discovery may include pre-hearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a demonstrated need therefore. The arbitrators may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.
     (iii) All arbitration proceedings hereunder shall be conducted in Dallas, Texas or such other mutually agreeable location.
     (iv) All arbitration proceedings hereunder shall be before a panel of three (3) arbitrators appointed in accordance with the Rules consisting of Persons (which can include lawyers) having at least ten (10) years of experience in or relating to the oil and gas industry.
     (v) In deciding the substance of the Dispute, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding choice-of-law principles that might call for the application of the laws of another jurisdiction). Matters relating to arbitration shall be governed by the Federal Arbitration Act.
     (vi) The parties shall request the arbitrators to conduct a hearing as soon as reasonably practicable after appointment of the third arbitrator, and to render a final decision completely disposing of the Dispute that is the subject of such proceedings as soon as reasonably practicable after the final hearing. The parties shall instruct the arbitrators to impose time limitations they consider reasonable for each phase of such proceeding, including, without limitation, limits on the time allotted to each party for the presentation of its case and rebuttal. The arbitrators shall actively manage the proceedings as they deem best so as to make the proceedings fair, expeditious, economical and less burdensome than litigation. To provide for speed and efficiency, the arbitrators may: (i) limit the time allotted to each party for presentation of its case; and (ii) exclude testimony and other evidence they deem irrelevant or cumulative.
     (vii) Subject to Section 12.8, notwithstanding any other provision in this Agreement to the contrary, the parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, or any other laws, or under the Federal Arbitration Act or the Rules.
     (viii) The parties shall request that final decision of the arbitrators be in writing, be as brief as possible, set forth the reasons for such final decision, and if the arbitrators award monetary damages to either party, contain a certification by the arbitrators that they have not included any incidental, special, treble, exemplary or punitive damages. To the fullest extent permitted by law, the arbitration proceeding and the arbitrators’ decision and award shall be maintained in confidence by the parties and the parties shall instruct the arbitrators to likewise maintain such matters in confidence.
     (ix) The fees and expenses of the arbitrators shall be borne equally by Sellers and Buyer.
     (x) The decision and award of the arbitrators shall be binding upon the parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.
     Section 13.2. Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by a recognized prepaid overnight courier service (which provides a receipt), or (iv) sent by facsimile or electronic mail transmission (followed by delivery under the methods provided in either clause (i) or (ii) above), with receipt confirmed by telecopy machine or appropriate electronic mail receipt confirmation, as applicable, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to a Seller:
to the address set forth opposite such Seller’s name in Schedule I
With a copy to (which shall not constitute notice to any Seller):
Thompson & Knight LLP
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201
Attention: T. Hardie
Fax No.: 214-880-3178
Email: thornton.hardie@tklaw.com
and
c/o Chief Resources LLC, as Sellers’ Representative
8111 Preston Road, Suite 600
Dallas, Texas 75225
Attention: Trevor D. Rees-Jones
Fax No.: 214-265-9593
Email: trevorrj@chiefoilandgas.com
If, prior to Closing, to the Company or Chief Holdings:
c/o Chief Resources LLC, as Sellers’ Representative
8111 Preston Road, Suite 600
Dallas, Texas 75225
Attention: Trevor D. Rees-Jones
Fax No.: 214-265-9593
Email: trevorrj@chiefoilandgas.com
With, prior to Closing, a copy to (which shall not constitute notice to the Company):
Thompson & Knight LLP
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201
Attention: T. Hardie
Fax No.: 214-880-3178
Email: thornton.hardie@tklaw.com

If to Buyer:
Crosstex Energy Services, L.P.
2501 Cedar Springs Avenue, Suite 100
Dallas, Texas 75201
Attention: Jack M. Lafield
Fax No.: 214-953-9501
Email: jack.lafield@crosstexenergy.com
Attention: Joe A. Davis
Fax No.: 214-953-9501
Email: joe.davis@crosstexenergy.com
With a copy to (which shall not constitute notice to Buyer):

Hunton & Williams LLP
1601 Bryan Street, 30th Floor
Dallas, Texas 75201
Attention: Timothy A. Mack
Fax No.: 214-880-0011
Email: tmack@hunton.com
Such notices, requests, demands, and other communications shall be effective upon receipt.
     Section 13.3. Entire Agreement. This Agreement, the Company Disclosure Schedule, and (until Closing) the Confidentiality Agreement, together with the Schedules, Exhibits, and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Each of the parties acknowledges that no other party, nor any agent or attorney of any other party, has made any promise, representation or warranty whatsoever not contained herein, and that such party has not executed or authorized the execution of this Agreement in reliance upon any such promise, representation or warranty not contained herein.
     Section 13.4. Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, which consent may be withheld in such party’s sole judgment; provided, however, that, without the consent of any party hereto but upon written notice to Sellers’ Representative, Buyer shall have the right to assign or otherwise transfer this Agreement or its rights and obligations in whole or in part to an Affiliate of Buyer, but no such assignment or other transfer shall relieve Crosstex Energy Services, L.P. from the obligations of Buyer hereunder. Except as provided in Section 9.3 and Article XII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 13.5. Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.
     Section 13.6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
     Section 13.7. Further Assurances. From time to time following the Closing, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.
     Section 13.8. Counterparts. This instrument may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.
     Section 13.9. Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.
     Section 13.10. Schedules. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly specified to the contrary herein. If a document or matter is listed in one section of the Company Disclosure Schedule and the disclosure is responsive to the disclosure required in any other section, such listing shall suffice, without repetition and with or without any cross reference, as a response disclosing the existence of such document or matter for any other section, so long as the relevance is reasonably apparent. Inclusion of any item in the Company Disclosure Schedule (a) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (b) does not represent a determination that such item did not arise in the ordinary course of business, (c) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties and (d) shall not constitute, or be deemed to be, an admission to any third party concerning such item. The Company Disclosure Schedule includes descriptions of instruments or brief summaries of certain aspects of the Company, the Subsidiaries and their business and operations. The descriptions and brief summaries are not necessarily complete descriptions or summaries and are provided in the Company Disclosure Schedule to identify documents or other materials.
     Section 13.11. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
ARTICLE XIV
DEFINITIONS AND REFERENCES
     Section 14.1. Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 14.1 or in the section, subsections or other subdivisions referred to below:
     “Affiliate” means any person directly or indirectly controlling, controlled by or under common control with a person. The concept of control, controlling or controlled as used herein means possession, directly or indirectly, of the power to direct or cause direction of the management and policies of another, whether through ownership of voting securities, by contract or otherwise. For purposes of this definition, a “person” shall include an individual, an estate, a corporation, a partnership (limited or general), a limited liability company, an association, a joint stock company, a trust and any other entity or organization.
     “Agreement” means this Membership Interest Purchase and Sale Agreement, as hereafter amended or modified in accordance with the terms hereof, together with the exhibits and schedules hereto.
     “Applicable Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity in effect on the date of this Agreement and applicable to (i) Sellers, the Company, the Subsidiaries and their business generally or (ii) this Agreement and the transactions contemplated hereby;
     “Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the United States are authorized or required to be closed for business.
     “Code” means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.
     “Company Disclosure Schedule” means that certain Company Disclosure Schedule dated as of even date herewith furnished by the Company to Buyer contemporaneously with the execution and delivery of this Agreement.
     “Confidentiality Agreement” means that certain confidentiality agreement by and between Chief Holdings and Buyer relating to the transactions contemplated by this Agreement.
     “Credit Facilities” has the meaning assigned to such term in Section 4.14 of the Company Disclosure Schedule.

     “Data Room” means that certain data room prepared by the Company and Petrie Parkman & Co. and to which Buyer had access from April 10, 2006 to April 13, 2006.
     “Devon” means Devon Energy Production Company, L.P.
     “Devon MIPSA” means that certain Membership Interest Purchase and Sale Agreement of even date herewith among Devon, Chief Holdings LLC, Chief Resources LLC and the Sellers.
     “Dollars” or “$” means U.S. Dollars.
     “Emergency” means an emergency situation which presents a direct risk of human injury or loss of life or of material damage or destruction of property or tangible assets.
     “Environmental Laws” means all national, state, municipal or local laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (a) the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damages, or (c) the protection of the environment generally, including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the CERCLA, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended.
     “Force Majeure” means acts of terrorism, fire, explosion, earthquake, storm, flood, strike, lock out, activities of a combination of workmen or other labor difficulties, wars, insurrection, riot, acts of God or the public enemy, law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of a Governmental Authority, judgment or decree of a court of a competent jurisdiction.
     “GAAP” means generally accepted accounting principles in the United States of America from time to time.
     “Gas Contracts” means all of the Company’s and Subsidiaries’ right, title and interest in and to gas sales contracts, transportation agreements, gas purchase contracts, processing agreements, treating agreements, gathering agreements, compression agreements and pipeline operational balancing agreements listed on Exhibit 14.1.
     “Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (a) in the instance of a corporation, the articles or incorporation and bylaws of such corporation, (b) in the instance of a partnership, the partnership agreement, and (c) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.
     “Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, tribal or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

     “Hazardous Materials” means (a) any substance or material that is listed, defined or otherwise designated as a “hazardous substance” under Section 101(14) of CERCLA, (b) any petroleum or petroleum products, (c) radioactive materials, urea formaldehyde, asbestos and PCBs and (d) any other chemical or toxic substance, pollutant, contaminant or waste, in solid, liquid or gaseous form, that is listed, defined or regulated by any Governmental Entity under any Environmental Law.
     “Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities, to which any of the Company or any Subsidiary is bound.
     “Hydrocarbons” means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.
     “IRS” means the Internal Revenue Service.
     “Knowledge” of a specified Person (or similar references to a Person’s knowledge) means all information constructively or actually known, with and upon inquiry, to (a) in the case of a Person who is an individual, such Person, (b) in the case of a Person (other than the Company) which is a corporation or other entity, management level employees who were responsible for such matters during the ordinary course of his employment by such Person, or (c) in the case of the Company, of the following: Trevor D. Rees-Jones, Clifford L. Thomson, William G. Kiker, Jr., Antone V. Carvalho III, Lonnie T. Samford, David M. Hundley and Stephen D. Haywood.
     “Lien” means any claim, lien, mortgage, security interest, pledge, charge, option, right-of-way, easement, encroachment, or encumbrance of any kind.
     “Material Adverse Effect” means any violation, inaccuracy, occurrence, change in circumstance or other matter or event that results, or could reasonably be expected to result, in a material adverse effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company and the Subsidiaries (taken as a whole), except to the extent resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby or the public announcement thereof; (ii) changes, circumstances or effects (A) that affect generally the oil and gas industry, such as fluctuations in the price of oil and gas, or (B) that result from (w) international, national, regional, state or local economic conditions, (x) general developments or conditions in the industry in which the Company and the Subsidiaries conduct business, (y) changes in Applicable Law or the application or interpretation thereof by any Governmental Entity, or (z) other general economic conditions, facts or circumstances that are not subject to the control of such party; (iii) effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally) including, the occurrence of one or more terrorist attacks, but not including any direct damage or impact to the operations or assets of the Company or the Subsidiaries that are directly impacted by such event such that the Company and the Subsidiaries are disproportionately impact by the event as compared to the industry generally when such direct damages or impact could be reasonably inferred or expected to result in a Material Adverse Effect; (iv) actions taken by Buyer or any of its Affiliates; or (v) any other matter set forth in the Company Disclosure Schedule to the extent it may be reasonably inferred that such other matter could reasonably be expected to result in a material adverse effect.
     “Midstream Assets” means all of the Company’s and the Subsidiaries’ right, title and interest in and to an approximate 175-mile pipeline system located in Wise, Denton, Tarrant, Parker, Hood, Johnson and Hill Counties, Texas including the following:
     (a) the pipelines, compressors, dehydration equipment, meter stations, and appurtenant equipment and facilities, including any and all line pack, gas, gas inventories, and other gaseous substances located in said pipelines, equipment and facilities; provided, however, the Company makes no representation or warranty regarding the volume of gas that will exist in the such pipelines, equipment and facilities at the time of Closing (collectively referred to as the “Pipeline”);
     (b) the processing and treating plant, and related compressors, dehydration equipment, and appurtenant equipment and facilities, including the SCADA system and any and all line pack, gas, gas inventories, natural gas liquids and other gaseous substances located in such plant, equipment and facilities and in inventory; provided, however, the Company makes no representation or warranty regarding the amount that will exist in the such plant, equipment and facilities at the time of Closing (collectively referred to as the “Plant”);
     (c) The rights-of-way, easements, leases, servitudes, Permits, and licenses of the Company and the Subsidiaries that are necessary or useful for the location, operation, maintenance, repair, replacement, use or ownership of the Pipeline and/or Plant, to the extent such rights or interests are transferable (collectively referred to as the “Easements”);
     (d) Any and all Permits, licenses and government authorization of the Company and the Subsidiaries relating to the Pipeline, Plant, and/or the Easements that are necessary or useful for the operation, maintenance, repair, replacement, use or ownership of the Pipeline, Plant, and/or the Easements (collectively referred to as the “Permits”); and
     (e) The Gas Contracts.
     “Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.
     “Permitted Indebtedness” means amounts owed by the Company or any Subsidiary to Chief Holdings or its Affiliates (other than the Company or any Subsidiary) for indebtedness for borrowed money incurred on or after January 1, 2006.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

     “Post-Signing Event” means any fact, matter, circumstance or event, which arose after the date hereof but prior to the Closing, requiring supplementation or amendment of the Company Disclosure Schedule to reflect such Post-Signing Event, which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in Company Disclosure Schedule.
     “Pre-Closing Tax Period” means all taxable periods (or portions thereof) ending on or before the Closing Date.
     “Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.
     “Reasonable Best Efforts” means a party’s reasonable best efforts in accordance with reasonable commercial practice.
     “Retention Bonus Plan” means the retention bonus memorandum issued by Chief Oil & Gas LLC to its employees;
     “Sales Information” means all (i) correspondence or other documents of the Company or its Affiliates relating to the transactions contemplated hereby, (ii) lists of other prospective purchasers of the Midstream Assets or the Company or any Affiliate of the Company or any assets of such Affiliate compiled by Sellers, the Company or their respective Affiliates, (iii) bids submitted to Sellers, the Company or their respective Affiliates by other prospective purchasers of the Midstream Assets or the Company or any Affiliate of the Company or any assets of such Affiliate, (iv) analyses by Sellers, the Company or any of the respective Affiliates thereof of any bids submitted by other prospective purchasers of the Midstream Assets or the Company or any Affiliate of the Company or any assets of such Affiliate, and (v) correspondence between or among any Seller, the Company, or their respective Affiliates or their respective representatives with respect to, or with, any other prospective purchasers of the Midstream Assets or the Company or any Affiliate of the Company or any assets of such Affiliate, but not including the confidentiality agreements the benefits of which will be assigned pursuant to Section 8.2.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Subsidiaries” means Eagle Mountain Pipeline Company, LP, a Texas limited partnership, Eagle Mountain Gas Partners, LLC, a Texas limited liability company and Chief Midstream, LLC, a Texas limited liability company, but shall not include Chief Holdings, Sellers’ Representative or the Upstream Subsidiaries.
     “Tax Return” means any return or report, including any related or supporting information, with respect to Taxes.
     “Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.
     “Upstream Subsidiaries” means Chief Oil & Gas LLC, a Texas limited liability company, and Avondale Land Company LLC, a Texas limited liability company.

     “VPP” means a volumetric production payment pursuant to that certain (i) Purchase and Sale Agreement, dated October 8, 2004, between Chief Holdings and VPP Holdings II LP (ii) Conveyance of Term Overriding Royalty Interest, dated October 8, 2004, from Chief Holdings and to VPP Holdings II LP, and (iii) Production and Marketing Agreement, dated October 8, 2004, between the Company and VPP Holdings II LP.
     Section 14.2. Certain Additional Defined Terms. In addition to such terms as are defined in the preamble of and the recitals to this Agreement and in Section 14.1, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Defined Term	Reference
2005 Financial Statements	Section 4.9(a)
AAA	Section 13.1(d)(i)
Adjusted Purchase Price	Section 1.2
Allocation	Section 8.8(d)
Basic Documents	Section 4.14(b)
Buyer	Introduction
Buyer’s Title Review	Section 9.1(a)
CERCLA	Section 4.20
Chief Holdings	Introduction
Chief Midstream Holdings	Introduction
Closing	Article II
Closing Date	Article II
COBRA	Section 8.7
Company	Introduction
Company Contracts	Section 4.14(a)
Damages	Section 12.2
Deductible Amount	Section 9.2
Defensible Title	Section 9.1(d)(i)
Disputes	Section 13.1(a)
Environmental Liabilities	Section 4.20
Escrow Agent	Section 12.10
Escrow Agreement	Section 12.10
Escrow Amount	Section 12.10
Escrow Deposit	Section 1.4(a)
Escrow Term	Section 12.10
Examination Period	Section 9.1(a)
Excluded Assets	Section 8.15
Final Settlement Statement	Section 1.3(d)
Financial Statements	Section 4.9(a)
HSR Act	Section 8.16
Indemnified Party	Section 12.5
Indemnifying Party	Section 12.5
Independent Expert	Section 13.1(c)
Interim Financial Statements	Section 4.9(a)
Interests	Recital A

Defined Term	Reference
Midstream Reorganization	Section 1.5
Midstream 2005 Financial Statements	Section 4.9(b)
Midstream Financial Statements	Section 4.9(b)
Midstream Interim Financial Statements	Section 4.9(b)
NGA	Section 4.15
NGPA	Section 4.15
Notice Period	Section 12.5
Permitted Encumbrances	Section 9.1(d)(ii)
Post-Closing Adjusted Purchase Price	Section 1.3(d)
Purchase Price	Section 1.2
Regulatory Agencies	Section 4.24
Remedies for Title Defects	Section 9.1(b)
Rules	Section 13.1(d)(i)
SEC	Section 8.19
Sellers	Introduction
Sellers’ Representative	Introduction
Title Defect	Section 9.1(d)(iii)
Title Defect Amount	Section 9.1(c)
Title Defect Notice	Section 9.1(b)
Title Defect Property	Section 9.1(b)
Transition Services Agreement	Section 10.1(h)
     Section 14.3. References and Construction. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.
     (a) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.
     (b) The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
     (c) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.
     (d) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.
     (e) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

     (f) The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.
     (g) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.
[Remainder of Page Intentionally Left Blank—Signature Pages Follow]

     IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLERS:

/s/ Trevor D. Rees-Jones

Trevor D. Rees-Jones

DAVID GARRETT REES-JONES IRREVOCABLE TRUST

By:	/s/ Trevor D. Rees-Jones

Name: Trevor D. Rees-Jones
Title: Trustee

TREVOR RICHARD REES-JONES IRREVOCABLE TRUST

By:	/s/ Trevor D. Rees-Jones

Name: Trevor D. Rees-Jones
Title: Trustee

MM TERRY INVESTMENTS/CHIEF, L.P.

By: MM Terry Holdings/Chief, LLC,
its general partner

By:	/s/ Michael F. Terry

Name: Michael F. Terry
Title: Manager

DOUBLE V INVESTMENTS, LTD.

By: DOUBLE V (GP), LLC, its general partner

By:	/s/ William G. Kiker, Jr.

Name: William G. Kiker, Jr.
Title: Manager

By:	/s/ Sherry H. Kiker

Name: Sherry H. Kiker
Title: Manager
SIGNATURE PAGE TO MEMBERSHIP INTEREST
PURCHASE AND SALE AGREEMENT

ICBT HOLDINGS, LTD.

By: ICBT (GP), LLC, its general partner

By:	/s/ Clifford L. Thomson

Name: Clifford L. Thomson
Title: Manager

COMPANY:

CHIEF MIDSTREAM HOLDINGS LLC

By:	/s/ Trevor D. Rees-Jones

Trevor D. Rees-Jones, Manager

SELLERS’ REPRESENTATIVE:

CHIEF RESOURCES LLC

By:	/s/ Trevor D. Rees-Jones

Trevor D. Rees-Jones, Manager

HOLDINGS:

CHIEF HOLDINGS LLC

By:	/s/ Trevor D. Rees-Jones

Trevor D. Rees-Jones, Manager
     I hereby consent to the execution, delivery and the consummation of this Agreement by my spouse, Trevor D. Rees-Jones.

/s/ Janice M. Rees-Jones

Janice M. Rees-Jones, as spouse of Trevor D. Rees- Jones
SIGNATURE PAGE TO MEMBERSHIP INTEREST
PURCHASE AND SALE AGREEMENT

BUYER:

CROSSTEX ENERGY SERVICES, L.P.

By: Crosstex Operating GP, LLC, its general partner

By:	/s/ Barry E. Davis

Barry E. Davis, President and Chief Executive Officer
SIGNATURE PAGE TO MEMBERSHIP INTEREST
PURCHASE AND SALE AGREEMENT

SCHEDULE I
Trevor D. Rees-Jones
8111 Preston Road, Suite 600
Dallas, Texas 75225
David Garrett Rees-Jones Irrevocable Trust
c/o Sellers’ Representative
8111 Preston Road, Suite 600
Dallas, Texas 75225
Attention: Trevor D. Rees-Jones
Trevor Richard Rees-Jones Irrevocable Trust
c/o Sellers’ Representative
8111 Preston Road, Suite 600
Dallas, Texas 75225
Attention: Trevor D. Rees-Jones
MM Terry Investments/Chief, L.P.
5950 Berkshire Lane, Suite 320
Dallas, TX 75225
Double V Investments, Ltd.
c/o Sellers’ Representative
8111 Preston Road, Suite 600
Dallas, Texas 75225
Attention: Trevor D. Rees-Jones
ICBT Holdings, Ltd.
c/o Sellers’ Representative
8111 Preston Road, Suite 600
Dallas, Texas 75225
Attention: Trevor D. Rees-Jones

1